Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BETWEEN:

EAGLE ENERGY INC.

AND

BARNWELL OF CANADA, LIMITED

AND

OCTAVIAN OIL LTD.

DATED JULY 19, 2018

TABLE OF CONTENTS
ARTICLE 1 INTERPRETATION		1
1.1	DEFINITIONS	1
1.2	SCHEDULES AND EXHIBITS	12
1.3	HEADINGS	12
1.4	ARTICLE, CLAUSE AND SCHEDULE REFERENCES	13
1.5	EXTENDED MEANINGS AND DERIVATIVES	13
1.6	STATUTORY REFERENCES	13
1.7	INVALIDITY OF PROVISIONS	13
1.8	REFERENCES TO TIMES AND DOLLAR AMOUNTS	13
1.9	KNOWLEDGE OR AWARENESS	13
1.10	CONSTRUCTION	14
1.11	CONFLICTS	14
1.12	INTERPRETATION IF CLOSING DOES NOT OCCUR	14

ARTICLE 2 PURCHASE AND SALE AND CLOSING		14
2.1	PURCHASE AND SALE	14
2.2	PURCHASE PRICE	15
2.3	CALCULATION OF PURCHASE PRICE	15
2.4	CLOSING	15
2.5	CLOSING DELIVERIES	15
2.6	FORM OF PAYMENT	16
2.7	ALLOCATION OF PURCHASE PRICE	16
2.8	GST AND OTHER TAXES	17
2.9	DEPOSIT	17

ARTICLE 3 ACCESS		18
3.1	ACCESS	18
3.2	ACCESS CONDITIONS	18

ARTICLE 4 ROFRS AND CONSENTS		18
4.1	RIGHTS OF FIRST REFUSAL	18
4.2	ROFR CHALLENGES	19
4.3	CONSENTS	19
4.4	SECURITY INTERESTS	20

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		20
5.1	REPRESENTATIONS AND WARRANTIES OF VENDOR	20
5.2	NO ADDITIONAL REPRESENTATIONS OR WARRANTIES BY VENDOR AND WAIVER	24
5.3	REPRESENTATIONS AND WARRANTIES OF PURCHASER	25
5.4	NO ADDITIONAL REPRESENTATIONS OR WARRANTIES BY PURCHASER OR VENDOR	26
5.5	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	26

ARTICLE 6 DOCUMENTS, RECORDS AND CONVEYANCES		27
6.1	CONVEYANCES AND JOINT OBLIGATIONS	27
6.2	CONVEYANCES OF LEASE AGREEMENTS OR RENTAL AGREEMENTS	27
6.3	DELIVERY OF FILES AND RECORDS	28
6.4	LICENCE TRANSFERS	28
6.5	PIPELINE LICENSES	29
6.6	TRANSFER OF OPERATORSHIP	30
6.7	PARTNER AND THIRD PARTY SEISMIC DATA	30

ARTICLE 7 INDEPENDENT CONTRACTOR MATTERS		30
7.1	INDEPENDENT CONTRACTORS	30

ARTICLE 8 INTERIM OPERATIONS AND POST-CLOSING TRANSITION		30
8.1	MAINTENANCE OF THE ASSETS	30
8.2	OPERATIONAL UPDATES	30
8.3	CONSENT REQUIRED	31
8.4	POST-CLOSING TRANSITION	31
8.5	VENDOR AS AGENT OF PURCHASER AND RATIFICATION OF ACTIONS	32
8.6	TRANSFER OF INCIDENTAL OBLIGATIONS	32
8.7	FACILITY LOSS	33

ARTICLE 9 APPORTIONMENTS		33
9.1	APPORTIONMENTS	33
9.2	INTERIM AND FINAL ACCOUNTING	34
9.3	GENERAL	35

ARTICLE 10 CLOSING		35
10.1	VENDOR'S CLOSING CONDITIONS	35
10.2	PURCHASER'S CLOSING CONDITIONS	36
10.3	EFFORTS TO FULFILL CONDITIONS TO CLOSING	37

ARTICLE 11 INDEMNITIES		37
11.1	GENERAL INDEMNITY	37
11.2	ENVIRONMENTAL INDEMNITY	38
11.3	LIMITATION OF CLAIMS	39
11.4	INDEMNITY PROCEDURE	40
11.5	ASSUMPTION	42

ARTICLE 12 DISPUTE RESOLUTION		42
12.1	ARBITRATION	42
12.2	PROCEEDINGS	42

ARTICLE 13 GENERAL		43
13.1	CONFIDENTIALITY	43
13.2	REMOVAL OF NAME	43
13.3	PRIVACY RESTRICTIONS	44
13.4	FURTHER ASSURANCES	44
13.5	PUBLIC ANNOUNCEMENTS	45
13.6	SIGNS AND NOTIFICATIONS	45
13.7	GOVERNING LAW	45
13.8	TIME	45
13.9	NOTICES	45
13.10	ENTIRE AGREEMENT	47
13.11	ASSIGNMENT	47
13.12	ENUREMENT	47
13.13	WAIVERS	47
13.14	NO MERGER	48
13.15	PAYMENTS TO PURCHASER	48
13.16	PURCHASER JOINT AND SEVERAL LIABILITIES	48
13.17	COUNTERPART EXECUTION	48

SCHEDULES

Schedule "A"	-	Property Report
Schedule "B"	-	Facilities, Processing Agreements and Units
Schedule "C"	-	Wells
Schedule "D"	-	Pipelines
Schedule "E"	-	Production Sales Contracts and Transportation Agreements
Schedule "F"	-	AFEs
Schedule "G"	-	Rights of First Refusal and Waiver Notice
Schedule "H"	-	Disclosure Schedule
Schedule "I"	-	General Conveyance
Schedule "J"	-	Vendor's Closing Certificate
Schedule "K"	-	Purchaser's Closing Certificate
Schedule "L"	-	Non-Transferable Asset Trust and Indemnity Agreement

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT dated the 19th day of July, 2018,
BETWEEN:
EAGLE ENERGY INC., a body corporate having an office and carrying on business in the City of Calgary, in the Province of Alberta (the "Vendor")
- and -
BARNWELL OF CANADA, LIMITED, a body corporate having an office and carrying on business in the City of Calgary, in the Province of Alberta ("Barnwell")
- and -
OCTAVIAN OIL LTD., a body corporate having an office and carrying on business in the City of Calgary, in the Province of Alberta ("Octavian")
(together with Barnwell, the "Purchaser")

WHEREAS Vendor owns the Assets and wishes to sell the Assets to Purchaser and Purchaser wishes to purchase the Assets from Vendor, on the terms and conditions set forth in this Agreement;
NOW THEREFORE, in consideration of the mutual promises made in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged by each of the Parties, and subject to the conditions hereinafter set forth, the Parties agree as follows:
ARTICLE 1
 INTERPRETATION
1.1	Definitions
In this Agreement, including the recitals, this Clause and the Schedules, the following capitalized words and phrases shall have the following meanings:
(a)	"Abandonment and Reclamation Obligations" means all past, present and future obligations in respect of the Wells, Pipelines and Facilities to:
(i)	abandon the Wells (whether drilled prior to, on or after the date hereof) and restoration and reclamation of the surface sites thereof and any other lands used to gain access thereto;
(ii)
close, decommission, dismantle and remove structures, foundations, buildings, pipelines, equipment and other facilities located on the Lands, or lands pooled or unitized therewith, or that were used or previously used in respect of Petroleum Substances produced or previously produced from the Lands or lands pooled or unitized therewith, or any other lands used to the extent to gain access thereto; and

(iii)
restore, remediate and reclaim the surface and subsurface locations thereof and lands used to gain access thereto, including such obligations relating to those of the Wells, Pipelines and Facilities, which were abandoned or decommissioned prior to the Adjustment Date located on the Lands or lands pooled or unitized therewith, or that were located on other lands and were used in respect of Petroleum Substances produced or previously produced from the Lands, or lands pooled or unitized therewith, or any other lands used to the extent to gain access thereto;

all in accordance with generally accepted oil and gas industry practices in the jurisdiction where the Assets are located and in compliance with the Regulations;
(b)	"Adjustment Date" means the hour of 8:00 a.m. on July 1, 2018;
(c)	"AER" means the Alberta Energy Regulator;
(d)	"AER Licenses" means any licenses held in respect of any of the Wells, Pipelines or Facilities issued by the AER to Vendor;
(e)
"AER Transfers" means any transfers or other instruments required to be approved by the AER in order to transfer the interests of Vendor in any of the Assets from the Vendor to the Purchaser pursuant hereto;

(f)	"AFEs" means authorities for expenditure, cash calls, operations notices, mail ballots and similar items authorizing expenditures, that are issued or approved under the Title and Operating Documents;
(g)
"Affiliate" means any Person which controls or is controlled by a Party, or which controls or is controlled by a Person which controls such Party and "control" means the power to direct or cause the direction of the management and policies of the other Person, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, or partnership interests or otherwise. For certainty, a partnership which is comprised of corporations which are Affiliates, as described above, shall be deemed to be an Affiliate of each such corporation and its other Affiliates;

(h)
"Agreement" means and refers to this Purchase and Sale Agreement, including the recitals hereto and all Schedules, all as amended, supplemented or modified from time to time in accordance with the provisions hereof.

(i)	"Asset Allocation" has the meaning ascribed thereto in Clause 2.1;
(j)	"Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;
(k)	"Base Purchase Price" means the sum of money set forth in Subclause 2.2(a);

(l)
"Business Day" means any day other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta, and each Business Day to be calculated under this Agreement shall encompass the entire period from 8:00 a.m. to 4:30 p.m. of such day;

(m)
"Claims" means any claims, demands, lawsuits, actions, proceedings, notices of non-compliance or violation, order or direction, arbitration or governmental proceeding or investigation of any kind or nature by a Governmental Authority;

(n)
"Closing" means the completion of the transfer of possession, beneficial ownership and risks of the Assets from Vendor to Purchaser and the exchange of conveyance documents and payment of the Purchase Price and all other items and consideration required to be delivered at the Closing Time pursuant hereto;

(o)	"Closing Statement" has the meaning provided in Subclause 9.2(a);
(p)	"Closing Time" means the hour of 10:00 a.m. on the Scheduled Closing Date;
(q)	"Confidentiality Agreement" means the Confidentiality Agreement dated May 7, 2018 made between the Parties;
(r)
"Consequential Loss" means any Losses howsoever arising or occurring that are in the nature of consequential, special, indirect, punitive or exemplary damages, compensation for business interruption, loss of profit, including business loss and economic loss, loss of revenue, loss of value, loss of opportunity, opportunity costs, and similar types of Losses and damages;

(s)	"Deposit" has the meaning provided in Subclause 2.9(a);
(t)
"Environmental Liabilities" means any and all environmental damage, contamination, or other environmental problems pertaining to or caused by the Assets or operations thereon or related thereto, however and by whomsoever caused, and whether caused by a breach of the applicable Regulations or otherwise, which occur or arise in whole or in part prior to, at or subsequent to the Closing Time, and regardless of whether or not a reclamation certificate has been issued. Without limiting the generality of the foregoing, such environmental damage or contamination or other environmental problems shall include those arising from or related to:

(i)	surface, underground, air, ground water, surface water or marine environment contamination;
(ii)	Abandonment and Reclamation Obligations;
(iii)	the restoration, cleanup or reclamation of or failure to restore, cleanup or reclaim any part of the Assets;
(iv)	the breach of applicable Regulations in effect at any time;
(v)	the removal of or failure to remove foundations, structures or equipment;
(vi)	the release, spill, escape or emissions of toxic or hazardous substances, Petroleum Substances, oilfield waste substances; and

(vii)	damages and losses suffered by Third Parties as a result of any of the occurrences in items (i) through (vi) of this Subclause 1.1(s);
(u)	"Escrow Agent" shall mean Vendor's legal counsel, Bennett Jones LLP;
(v)	"Escrow Agreement" means the escrow agreement dated the date hereof among Purchaser, Vendor and the Escrow Agent;
(w)	"Excluded Assets" means:
(i)	Petroleum Substances beyond the wellhead at the Adjustment Date, including Petroleum Substances in the course of production or transportation or in tanks or storage;
(ii)	any ROFR Assets excluded as an 'Asset' pursuant to Subclause 4.1(e);
(iii)	trade data, studies or technology that are owned or licensed by Third Parties;
(iv)
Vendor's proprietary evaluations, forecasts, engineering or reserves forecasts and analyses, economic evaluations and similar items relating to the Assets (other than any internally prepared geological data or related analysis and information);

(v)
computer software, computer networks and other technology systems except to the extent used exclusively with SCADA and other field management systems or measurement facilities included in the Tangibles;

(vi)
except to the extent otherwise adjusted for pursuant to Subclause 9.1(b), advances and deposits to operators, Governmental Authorities or other Persons prior to the Adjustment Date to secure obligations or as prepayment of costs or expenses;

(vii)
legal opinions and all other documents prepared by or on behalf of Vendor in contemplation of litigation and any other documents within the possession of Vendor which are subject to solicitor-client privilege under the laws of the Province of Alberta or any other relevant jurisdiction which privilege has not been waived as of the Scheduled Closing Date;

(viii)	tax and financial records of Vendor; and
(ix)	records, policies, manuals and other proprietary or confidential business information other than technical information pertaining to the operation of the Assets;
(x)	"Facilities" means the interest of Vendor in and to the facilities described in Schedule "B", if any;
(y)	"Final Statement of Adjustments" has the meaning provided in Subclause 9.2(b);
(z)	"General Conveyance" means the conveyance agreement, to be executed at Closing, conveying the Assets from Vendor to Purchaser, in the form attached as Schedule "I";

(aa)
"Governmental Authority" means any domestic government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, public utility, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any other quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government having jurisdiction over the Assets, the Parties or the Transaction;

(bb)
"GST" means the goods and services tax administered pursuant to Part IX of the Excise Tax Act (Canada) or under any successor or parallel federal or provincial legislation that imposes a value-added, sales, or social services tax on goods and services;

(cc)
"Interest Amount" means an amount equal to interest at the Prime Rate plus two percent (2%) calculated daily and not compounded, on the Base Purchase Price, from, and including, August 1, 2018 to, and including, the day prior to the Closing Time, which amount shall increase the Purchase Price as described in Subclause 2.2(d) and shall be allocated, for tax purposes, solely to the Petroleum and Natural Gas Rights;

(dd)	"Lands" means the lands, formations and Petroleum Substances set out in the Property Report Lands, insofar as rights thereto are granted by the Leases;
(ee)
"Leases" means all leases, licences, permits and similar documents of title, by virtue of which Vendor is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under the Lands or lands pooled or unitized therewith, or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or lands pooled or unitized therewith, and includes, if applicable, all renewals and extensions of such documents and all documents issued pursuant thereto or in substitution therefor, but only insofar as the same relate to the Lands;

(ff)	"Licensee Rating" means the liability management rating as assessed by the AER under Directive 006 – Licensee Liability Rating (LLR) Program and Licence Transfer Process and related Regulations;
(gg)	"LLR Program" means the program administered by the AER under Directive 006 – Licensee Liability Rating (LLR) Program and Licence Transfer Process and related Regulations;
(hh)
"Losses" means all actions, causes of action, losses, costs, Claims, damages, penalties, fines, assessments, charges, expenses or other liabilities whatsoever, whether contractual, tortious, statutory or otherwise that are brought against or that are otherwise suffered, sustained, paid or incurred by a Party, and includes reasonable legal fees on a solicitor and client basis and other professional fees and disbursements on a full indemnity basis, but notwithstanding the foregoing shall not include any liability for a Party's or its Representatives' Consequential Loss or income tax liabilities;

(ii)
"Miscellaneous Interests" means, subject to any and all limitations and exclusions provided for in this definition, the interest of Vendor in and to all property, assets, interests and rights pertaining to the Petroleum and Natural Gas Rights, the Wells and the Tangibles, to which Vendor is entitled to at Closing, and includes:

(i)
the Title and Operating Documents, the Production Sales Contracts, the Transportation Agreements, the Processing Agreements, contract operating agreements and similar service agreements to the extent that they relate to the Petroleum and Natural Gas Rights, the Wells or the Tangibles;

(ii)
all subsisting leasehold rights to, and rights to enter upon, use or occupy, the surface of any lands which are or may be used to gain access to or use or operate the Petroleum and Natural Gas Rights, the Wells or the Tangibles;

(iii)
all records, files, books, documents, licences, permits, approvals, authorizations or drawings (whether in electronic format or otherwise, including all 'as-built' drawings, and including a list of drawings), which relate to the Petroleum and Natural Gas Rights, the Wells or the Tangibles;

(iv)	internally prepared geological data, interpretations or related analyses and information which relate to the Assets;
(v)	the Proprietary 100% Seismic Data;
(vi)	all Petroleum Substances produced on or after the Adjustment Date from the Lands and the lands pooled or unitized therewith and which do not otherwise form part of the Excluded Assets; and
(vii)	the interest of Vendor in and to the Wells, including the wellbores and any and all casing in such Wells;
but specifically excludes the Excluded Assets;
(jj)	"Non-Operated Assets" means those of the Assets other than the Operated Assets;
(kk)	"Non-Transferable Asset Trust and Indemnity Agreement" means an agreement executed and delivered by the Parties in the form attached as Schedule "L";
(ll)	"Notice" has the meaning ascribed thereto in Clause 13.9;
(mm)	"Operated Assets" means those of the Assets which the Vendor was the operator as of the Adjustment Date and the Scheduled Closing Date;
(nn)	"Party" means a party to this Agreement;
(oo)
"Permits" means all licenses, permits, approvals and other authorizations granted or issued, or required to be granted or issued, by any Governmental Authority under the Regulations relating to the construction, installation, ownership, use, operation, access to, or transfer of the Assets, or any of them, including the AER Licenses;

(pp)	"Permitted Encumbrances" means, with respect to the Assets:
(i)
easements, rights of way, servitudes and other similar rights in land (including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, towers, wires and cables) which do not materially impair the use of the Assets affected thereby;

(ii)
the rights reserved to or vested in any Governmental Authority by the terms of any leases (including any Lease), licences, franchises, grants or permits or by any statutory provision, to terminate any such leases, licences, franchises, grants, permits or authorizations, or to require annual or other periodic payments as a condition of the continuance thereof;

(iii)	rights of general application reserved to or vested in any Governmental Authority to levy taxes on Petroleum Substances produced from any of the Lands or the revenue therefrom;
(iv)
requirements imposed under the Regulations concerning the manner, timing and rates of production from operations in respect of any of the Assets and which are generally applicable to the oil and gas industry, including any order or directive of any Governmental Authority, whether before or after the Adjustment Date, to limit or shut-in production from the Assets;

(v)	the terms and conditions of the Production Sales Contracts, the Transportation Agreements and the Processing Agreements;
(vi)	subject to Subclause 1.1(qq)(vii), the terms and conditions of the Title and Operating Documents;
(vii)	to the extent described in Schedule "A" or "H":
(A)	any overriding royalties, net profits interests or other encumbrances applicable to the Petroleum and Natural Gas Rights for which Purchaser will assume the obligation for payment of;
(B)
any existing potential alteration of Vendor's interest in certain of the Assets resulting from a payout conversion or farmin, farmout, earning or other such agreement occurring after the Adjustment Date;

(C)	any Rights of First Refusal; and
(D)
any penalty or forfeiture that applies or will apply to the Assets under the Title and Operating Documents as a result of an election made by the Vendor or its predecessor in interest in effect at the Adjustment Date, or that applies as a result of an election by Purchaser under Clause 8.3 not to participate in a particular operation;

(viii)
liens or security incurred, created or granted in the ordinary course of business or imposed by Regulations, in favour of a Governmental Authority in connection with the Assets or operations thereon for the payment of taxes, assessments and governmental charges which are not due at Closing, or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

(ix)
liens (including, without limitation, processors', operators' and similar liens) incurred or created in the ordinary course of business as security in favour of the Person conducting the development or operation of the Assets for Vendor's proportionate share of the costs and expenses of such development or operation which are not due or delinquent on or before Closing, or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

(x)
mechanics', builders' or materialmen's liens in respect of services rendered or goods supplied, but only insofar as such liens relate to goods or services for which payment is not due or delinquent on or before Closing, or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

(xi)	statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Assets or interests therein;
(xii)	any defect or deficiencies in title to the Assets disclosed in this Agreement;
(xiii)	the terms and conditions of any trust or silent partner obligations to the extent fully described and disclosed in this Agreement; and
(xiv)	all other liens, adverse Claims, and other Claims or interests of Third Parties to the extent disclosed in this Agreement as being the responsibility of Purchaser after Closing;
(qq)
"Person" is to be broadly interpreted and includes an individual, a corporation, a partnership, a joint venture, a trust, an association, an unincorporated organization, a Governmental Authority, an executor or administrator or other legal or personal representative, or any other juridical entity, in each case having the ability to enter into binding legal contracts;

(rr)	"Personal Information" has the meaning provided in Clause 13.3;
(ss)	"Petroleum and Natural Gas Rights" means the entire right, title, estate and interest of Vendor:
(i)	to explore for, drill for, extract, win, produce, take, save or market Petroleum Substances from the Lands or any lands with which the Lands have been pooled or unitized;
(ii)	to a share of the production of Petroleum Substances from the Lands or any lands with which the Lands have been pooled or unitized (including the Unit);
(iii)	to all Petroleum Substances injected into but not produced from the Lands or any lands with which the Lands have been pooled or unitized (including the Unit);
(iv)
to a share of the proceeds of sale of, or rights to receive payment calculated by reference to, the quantity or value of the production of Petroleum Substances produced from the Lands or any lands with which the Lands have been pooled or unitized (including the Unit), other than the rights under agreements for the sale of Petroleum Substances;

(v)	to acquire any of the rights described in Subclauses (i) to (iv) of this definition; and
(vi)
to the extent that they are described in Schedule "A", interests and rights known as working interests, leasehold interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests, economic interests and fee simple interests, including fractional or undivided interests in any of the foregoing;

but specifically excludes the Excluded Assets;
(tt)
"Petroleum Substances" means any of crude oil, oil sands, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, natural gas derived from or associated with coal deposits, sulphur, and any and all other substances and minerals related to any of the foregoing, whether liquid, solid or gaseous and whether hydrocarbons or not, to the extent any of the foregoing are located within or comprise all or part of the Petroleum and Natural Gas Rights or are produced therefrom (subject to such limitations as to geological formations and Petroleum Substances as may appear in Schedule "A");

(uu)	"Pipelines" means the interest of Vendor in and to the pipelines described in Schedule "D";
(vv)
"Prime Rate" means the daily rate of interest expressed as a per annum rate announced from time to time by the main branch of the Bank of Nova Scotia in Calgary, Alberta as a reference rate for the determination of interest rates on Canadian dollar commercial demand loans to customers in Canada which are in effect during the interest calculation period set forth in this Agreement;

(ww)
"Processing Agreements" means those agreements to which Vendor is a party that relate to the processing, compression or treatment of Petroleum Substances attributable to the Petroleum and Natural Gas Rights;

(xx)	"Production Sales Contracts" means those agreements to which Vendor is a party that relate to the sale of Petroleum Substances attributable to the Petroleum and Natural Gas Rights;
(yy)	"Prohibited Names and Marks" has the meaning provided in Clause 13.2;
(zz)	"Property Report Lands" means the interests of the Vendor in lands, the legal descriptions of which are described in Schedule "A";
(aaa)	"Proprietary 100% Seismic Data" means Vendor's wholly owned proprietary seismic data, to the extent such data pertains to lands within the Seismic Review Area;
(bbb)	"Purchase Price" means the total consideration payable by Purchaser to Vendor, resulting from the calculation set forth in Clause 2.2;
(ccc)
"Purchaser Default" means a breach of a representation or warranty made by Purchaser in Clause 5.3, or a breach by Purchaser of a covenant or agreement contained in this Agreement, and by reason of which Vendor is entitled hereunder to and does refuse to proceed with Closing as a result thereof;

(ddd)	"Purchaser's Closing Certificate" means a certificate from Purchaser in the form attached as Schedule "K";

(eee)
"Regulations" means all Permits, statutes, laws, rules, orders, judgments, regulations, guidelines, policies and directions of a Governmental Authority in effect from time to time having jurisdiction over the Assets, the Parties or the Transaction;

(fff)	"Representatives" means, with respect to any Party, its Affiliates, and their respective directors, officers, servants, agents, employees, consultants and legal counsel;
(ggg)
"Right of First Refusal" means a right of first refusal, pre-emptive right of purchase or similar right whereby any Third Party has the right to acquire or purchase any of the Assets as a consequence of the Parties entering into this Agreement or the Transaction;

(hhh)	"ROFR Assets" has the meaning provided in Subclause 4.1(a);
(iii)	"ROFR Holders" has the meaning provided in Subclause 4.1(c);
(jjj)	"ROFR Notices" has the meaning provided in Subclause 4.1(c);
(kkk)	"ROFR Value" has the meaning provided in Subclause 4.1(b);
(lll)
"Royalty Burdens" means all lessor (Crown or freehold) royalties, gross or net overriding royalties, net profits interests, carried interests (where the Vendor is required to pay costs on behalf of the carried Person) and all other burdens or encumbrances of a similar or like nature disclosed in Schedule "A";

(mmm)	"Scheduled Closing Date" means August 28th, 2018;
(nnn)
"Security Interests" means security interests in any of the Assets granted by Vendor, its Affiliates or any of their predecessors in title, whether by way of mortgage, deed of trust, assignment under the Bank Act (Canada), debenture, general security agreement or land charge under personal property security legislation or otherwise, including any amendments thereto;

(ooo)	"Seismic Review Area" means the area within two (2) miles of the Lands;
(ppp)
"Specific Conveyances" means all conveyances, assignments, registrable transfers, novations, bills of sale, and other documents or instruments, other than the General Conveyance, that are reasonably required or desirable to convey, assign and transfer the interests and obligations of Vendor in respect of the Assets to Purchaser and to novate Purchaser in the place and stead of Vendor with respect to the Assets and all of Vendor's interests and obligations relating thereto;

(qqq)	"Survival Period" means a period of twelve (12) months following the Closing Time;
(rrr)
"Tangibles" means all of Vendor's right, title and interest in and to the Unit Facilities, the Pipelines, the Facilities and all other tangible depreciable property, apparatus, plant, equipment, machinery, field inventory and facilities, used or intended for use in, or otherwise useful in exploiting any Petroleum Substances from or within the Lands (whether the Petroleum and Natural Gas Rights to which such Petroleum Substances are allocated are owned by Vendor or by others or both) and located within, upon or in the vicinity of the Lands (or any lands pooled or unitized therewith), including all gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors compressors, treaters, dehydrators, separators, pumps, tanks, boilers communication equipment and all salvageable equipment pertaining to any Wells, but specifically excludes the Excluded Assets;

(sss)
"Third Party" means any Person other than the Parties and their respective Representatives, provided that any reference to 'Third Party' in respect of Rights of First Refusal shall include Purchaser to the extent of any Rights of First Refusal it holds that exist under the Title and Operating Documents or the other contracts and agreements comprising the Miscellaneous Interests;

(ttt)
"Thirteenth Month Adjustment" means the accounting procedure performed annually under certain Title and Operating Documents for the purpose of redistributing certain revenues and expenses, including operating expenses, processing fee revenues, excess capacity utilization fees and recoveries, royalties and gas cost allowances (or similar cost allowances) associated with the Assets governed thereby or subject thereto;

(uuu)	"this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Purchase and Sale Agreement together with all Schedules, in its entirety;
(vvv)	"Title and Operating Documents" means, to the extent directly related to the Petroleum and Natural Gas Rights, the Wells or the Tangibles:
(i)	the Leases;
(ii)
agreements governing operations, or affecting Vendor's interests and obligations therein, including operating agreements, royalty agreements, farmout and farmin agreements, option agreements, participation agreements, pooling agreements, and trust agreements (whether Vendor is trustee or beneficiary);

(iii)	agreements for the construction, ownership and operation of the Tangibles;
(iv)	service agreements for the injection or subsurface disposal of substances, the use of well bores or the operation of any Wells or Tangibles by a Third Party;
(v)	the Permits; and
(vi)	agreements respecting the unitization of any of the Petroleum and Natural Gas Rights;
(www)	"Transaction" means the entering into of this Agreement and the sale of the Assets by Vendor to Purchaser pursuant to this Agreement;
(xxx)
"Transportation Agreements" means those agreements to which Vendor is a party that relate to the transportation of Petroleum Substances attributable to the Petroleum and Natural Gas Rights, including those listed in Schedule "E";

(yyy)
"Unit" means the scheme of unitization for the production of Petroleum Substances, the unit area established thereunder and all property subject to such scheme created pursuant to the unit agreements and unit operating agreements described in Schedule "B", if any, including any and all amendments thereto;

(zzz)	"Unit Facilities" means the Unit Interest in and to all tangible depreciable property and assets owned and operated by the Unit;

(aaaa)	"Unit Interest" means the interest of Vendor in and to the Units described in Schedule "B", if any;
(bbbb)	"Vendor's Closing Certificate" means a certificate from Vendor in the form attached as Schedule "J";
(cccc)
"Vendor Default" means a breach of a representation or warranty made by Vendor in Clause 5.1, or a breach by Vendor of a covenant or agreement contained in this Agreement, and by reason of which Purchaser is entitled hereunder to and does refuse to proceed with Closing as a result thereof;

(dddd)
"Vendor Information" means the documents, files, data and information which were made available to be reviewed by Purchaser or its Representatives in (i) the virtual data room maintained by Tudor Pickering Holt & Co. on behalf of Vendor and (ii) Vendor's data room during the period from June 20, 2018 to the date hereof, or (iii) were otherwise disclosed in writing to Purchaser prior to the execution of this Agreement; and

(eeee)	"Wells" means the wells described in Schedule "C".
1.2	Schedules and Exhibits
The following Schedules are attached to, form part of, and are incorporated herein by reference as though contained in the body of this Agreement:
Schedule "A"	-	Property Report
Schedule "B"	-	Facilities, Processing Agreements and Units
Schedule "C"	-	Wells
Schedule "D"	-	Pipelines
Schedule "E"	-	Production Sales Contracts and Transportation Agreements
Schedule "F"	-	AFEs
Schedule "G"	-	Rights of First Refusal and Waiver Notice
Schedule "H"	-	Disclosure Schedule
Schedule "I"	-	General Conveyance
Schedule "J"	-	Vendor's Closing Certificate
Schedule "K"	-	Purchaser's Closing Certificate
Schedule "L"	-	Non-Transferable Asset Trust and Indemnity Agreement
1.3	Headings
The division of this Agreement into Articles, Clauses, Subclauses, and Paragraphs and the provision of headings are for convenience and reference only and shall not affect the meaning, interpretation or construction of this Agreement.
1.4	Article, Clause and Schedule References
When the context reasonably permits, references to 'Articles', 'Clauses', 'Subclauses', 'Paragraphs' or 'Schedules' mean and refer to specified Articles, Clauses, Subclauses, Paragraphs and Schedules of, or to, this Agreement.

1.5	Extended Meanings and Derivatives
When the context reasonably permits:
(a)
words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders;

(b)	the word "including" means 'including without limitation' and "includes" means 'includes without limitation'; and
(c)	if a word is defined in this Agreement, a capitalized derivative of that word shall have a corresponding meaning.
1.6	Statutory References
Any reference herein to a statute shall include and shall be deemed to be a reference to the statute and the regulations promulgated thereunder, and shall include all amendments made thereto and any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant thereto, to the extent such statute or regulations are in force from time to time.
1.7	Invalidity of Provisions
If any of the provisions of this Agreement should be determined to be invalid, illegal or unenforceable by a Court of competent jurisdiction in any respect, the validity, legality or enforceability of the remaining provisions herein shall not in any way be affected or impaired thereby.
1.8	References to Times and Dollar Amounts
Any reference to time refers to the time in Calgary, Alberta. Any reference to days refers to Business Days and if the phrase "within", "at least" or "not later than" is used with reference to a specific number of days or Business Days, the day of receipt of the relevant Notice will be excluded and the day of the relevant response or event will be included in determining the relevant time period. However, if the time for doing any act (including a response to a Notice within a prescribed period) expires on a day that is not a Business Day, the time for doing that act will be extended to the next Business Day. Any reference to "dollars" or "$" refers to lawful currency of Canada.
1.9	Knowledge or Awareness
In this Agreement, the stated knowledge or known, information, belief or awareness of:
(a)
Vendor consists only of the actual knowledge or awareness, as the case may be, of Richard Clark (Executive Chairman), Wayne Wisniewski (President and CEO), Glen Glass (Vice President, Operations), Kelly Tomyn (Chief Financial Officer), Frank Cortese (Land Manager) and Jo-Anne Bund (General Counsel & Corporate Secretary); and

(b)
Purchaser consists only of the actual knowledge or awareness, as the case may be, of Lloyd Arnason (President and Chief Operating Officer of Barnwell), Craig Hopkins (President of Octavian), Nancy Lee (Controller of Barnwell) and Tom Cowan (Consulting Landman of Barnwell);

in each case, except for Richard Clark, after reasonable inquiry of the other employees of such Party who directly report to such individuals and who are primarily responsible for the matters in question, as applicable. For these purposes, knowledge does not include the knowledge of any other Person or constructive or imputed knowledge or any further duty of enquiry.
1.10	Construction
This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not apply to the construction or interpretation of this Agreement.
1.11	Conflicts
Whenever any term or condition, whether express or implied, of any Schedule conflicts with or is at variance with any term or condition of the main body of this Agreement, the latter shall prevail to the extent of the conflict. If any term or condition of this Agreement conflicts with a term or condition of a Lease or the Regulations, the term or condition of such Lease or the Regulations will prevail to the extent of the conflict (other than any discrepancy between the legal interest described in the Lease and the beneficial interest of Vendor as set out herein), and this Agreement will be deemed to be amended to the extent required to eliminate any such conflict. Notwithstanding the foregoing, the Parties intend that the allocation of liability set forth in this Agreement shall, to the fullest extent permitted by the Regulations, prevail over any alternate allocation set forth in the Regulations.
1.12	Interpretation If Closing Does Not Occur
If Closing does not occur, each provision of this Agreement that presumes that Purchaser has acquired the Assets hereunder will be construed as having been contingent upon Closing having occurred.
ARTICLE 2
 PURCHASE AND SALE AND CLOSING
2.1	Purchase and Sale
Subject to the terms of this Agreement:
(a)	upon receipt of that part of the Purchase Price payable at Closing, Vendor agrees to sell, assign, set over, convey and transfer to Purchaser; and
(b)	Purchaser agrees to pay that part of the Purchase Price payable at Closing pursuant to Clause 2.2 and to acquire and purchase from Vendor;
all the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets. The Vendor acknowledges and agrees that the purchase of the Assets hereunder by Purchaser is to Barnwell as to twenty five (25%) percent thereof and to Octavian as to seventy five (75%) percent thereof (the "Asset Allocation"), recognizing that Barnwell will act as agent for and on behalf of Octavian in respect of Third Parties which are parties to agreements relating to the Assets or the operation thereof and all Specific Conveyances shall be prepared on that basis.  In addition, Barnwell shall act on Octavian's behalf in connection with any Right of First Refusal and any Third Party's consents.

2.2	Purchase Price
The Purchase Price for the Assets is the amount resulting from the following calculation:
(a)	thirteen million eight hundred and twenty thousand dollars ($13,820,000.00) (the "Base Purchase Price");
(b)
plus or minus the adjustments, if any, resulting from the operation of Article 9, provided however, that any apportionment made thereunder that is not contained in the Closing Statement or the Final Statement of Adjustments shall not adjust the Purchase Price;

(c)	plus the Interest Amount; and
(d)	minus, as applicable, the adjustments, if any, resulting from the operation of Article 4;
which sum, using the interim accounting set forth in the Closing Statement, less the Deposit, shall be paid to Vendor in accordance with Subclause 2.5(g) at the Closing Time or as otherwise provided herein.
2.3	Calculation of Purchase Price
The Parties agree that the Purchase Price reflects the fair market value of the Assets as of the Adjustment Date, having due regard to the Purchaser's assumption of responsibility for the Environmental Liabilities, including the Abandonment and Reclamation Obligations, that are connected to and embedded in the Assets, as set forth in and in accordance with, this Agreement, and the release of Vendor's responsibility therefor.
2.4	Closing
(a)
Unless otherwise agreed upon in writing by the Parties, if there has been satisfaction or waiver of the conditions of Closing contained in this Agreement, Closing shall take place at the offices of Vendor at 2710, 500 4th Avenue SW, Calgary, Alberta T2P 2V6.

(b)
Subject to all other provisions of this Agreement, and upon receipt by Vendor of that part of the Purchase Price payable by Purchaser at Closing in accordance with Subclause 2.5(g) and any other sums payable by Purchaser at Closing, possession, risk and beneficial ownership of Vendor's interest in and to the Assets shall pass from Vendor to Purchaser at the Closing Time.

2.5	Closing Deliveries
At Closing:
(a)	Purchaser shall deliver to Vendor the documents required by Clause 10.1;
(b)	Vendor shall deliver to Purchaser the documents required by Clause 10.2;
(c)	the Parties shall execute and deliver the General Conveyance;

(d)	the Parties shall execute and deliver the Non-Transferable Asset Trust and Indemnity Agreement;
(e)	the Parties shall execute and deliver those Specific Conveyances available at Closing;
(f)	the Parties shall execute and deliver a joint direction to the Escrow Agent directing the release of the Deposit and interest thereon to Vendor in accordance with Clause 2.9;
(g)
Barnwell and Octavian shall pay the portion of the Purchase Price payable at Closing to Vendor, together with any applicable GST, in accordance with Clause 2.6, in proportion to their respective Asset Allocation; and

(h)	each Party shall execute and deliver such additional documents as the other Party may reasonably request it to execute in order to implement or document the Closing on the basis provided for herein.
2.6	Form of Payment
All payments to be made pursuant to this Agreement shall be made in immediately releasable Canadian funds. All payments to be made by Purchaser hereunder shall be made by wire transfer to an account designated by Vendor.
2.7	Allocation of Purchase Price
The Parties hereby agree to allocate the Base Purchase Price amongst the Assets as follows:
(a)	Petroleum and Natural Gas Rights	80% less $1

(b)	Tangibles	20%

(c)	Miscellaneous Interests	$1.
The Parties shall report the sale and purchase of the Assets for all federal, provincial and local tax purposes in a manner consistent with the allocation referred to in this Clause 2.7. The Parties agree that, if any Governmental Authority does not agree with any allocation of the applicable Base Purchase Price agreed to between the Parties in accordance with the foregoing, the Parties shall use commercially reasonable efforts and good faith to agree upon a different allocation acceptable to the relevant Governmental Authority and, if the Parties are able to agree, they shall thereafter amend the allocation and their income tax returns accordingly; provided however, that nothing contained herein shall be construed so as to require any Party to commence or participate in any litigation or administrative process challenging the determination so made by any relevant Governmental Authority.
2.8	GST and Other Taxes
(a)
Vendor and Purchaser each represent that it is registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) for the collection and remittance of GST. Vendor's registration number is 83492 3914 RT001 and Purchaser's registration number are:

Barnwell: 100401702RT0001
Octavian: 726747124RT0001

(b)
Purchaser agrees and confirms that the Assets are being purchased by Purchaser as principal for their own respective accounts and are not being purchased by Purchaser as an agent, trustee, or otherwise on behalf of or for another Person.

(c)
The Purchase Price is exclusive of any applicable GST. Purchaser shall pay any applicable GST directly to the Vendor at the Closing Time and Vendor shall thereafter remit it to the applicable Governmental Authority, except where Purchaser is permitted or required by the Regulations to self-assess in respect of such amounts in which case it shall do so and Vendor will not collect such amounts. Purchaser agrees that it shall indemnify and save harmless Vendor from any GST, penalty, interest or other amounts which may be payable by or assessed against Vendor as a result of or in connection with Vendor's failure to collect and remit any GST applicable on the sale and conveyance of the Assets by Vendor to Purchaser.

(d)
If Vendor is required to collect from Purchaser any other tax, fee or charge under the Regulations in connection with Purchaser acquiring the Assets, Purchaser shall pay the amount of those taxes, fees or charges to Vendor, and Vendor shall remit those amounts in the manner required by the Regulations. If the amount of any tax, fee or charge is adjusted as a result of any audit or determination by any Governmental Authority, any increase or decrease and any related penalties and interest paid or received shall be paid by or received by Purchaser, provided that the Parties shall work together to minimize the net amount of any such taxes, penalties and interest.

2.9	Deposit
(a)
Purchaser has delivered Six Hundred and Ninety One Thousand Dollars ($691,000) to the Escrow Agent in accordance with the Escrow Agreement executed contemporaneously with this Agreement, representing a genuine estimate by the Parties of the damages that Vendor would suffer should Closing not occur as a result of a Purchaser Default, having regard to such matters as the nature of the Assets, the amount of the Purchase Price, the amount of time between the date hereof and the Closing Time and the time and expense to be incurred by Vendor.

(b)	If Closing occurs at the Closing Time, the Deposit shall be paid by the Escrow Agent to Vendor and the amount of the Deposit shall be applied in partial satisfaction of the Purchase Price.
(c)	If Closing does not occur solely due to a Vendor Default, the Deposit shall be returned to Purchaser.
(d)	If Closing does not occur solely due to a Purchaser Default, the Deposit shall be released to Vendor as a genuine pre-estimate of the damages resulting from Closing not occurring.
(e)	If Closing does not occur for any reason or circumstance other than as set forth in Subclause 2.9(c) and 2.9(d), the Deposit shall be returned to Purchaser.
(f)	Each Party covenants to provide directions to the Escrow Agent consistent with the handling of the Deposit as set forth in this Clause 2.9.
(g)	Any interest earned on the Deposit shall follow entitlement to the Deposit pursuant hereto.

ARTICLE 3
 ACCESS
3.1	Access
During the period following the execution of this Agreement until Closing, upon Purchaser's request, Vendor shall, subject to the Regulations and all existing contractual and other obligations and restrictions to which it is subject and to the provisions of Clause 13.1, provide Purchaser and its Representatives with reasonable access, at Vendor's offices and field operation sites associated with the Assets during normal business hours and upon reasonable prior notice to Vendor, such access to include all files and records relating to Vendor's Title and Operating Documents and all other Miscellaneous Interests relating to the Assets.
3.2	Access Conditions
Purchaser agrees to comply fully with all rules, requirements and instructions issued by Vendor or its agents regarding Purchaser's actions while upon, entering, or leaving Vendor's offices or field operations sites. Purchaser agrees to be liable to and to indemnify, defend and hold harmless Vendor, its Representatives, and the other Persons holding an interest in the inspected Assets from and against any and all Losses occurring or arising as a result of or in connection with such entry into Vendor's offices or such field sites to so inspect the Assets pursuant to Clause 3.1.
ARTICLE 4
 ROFRS AND CONSENTS
4.1	Rights of First Refusal
(a)
Within two (2) Business Days after the date of execution of this Agreement, Vendor shall advise Purchaser which of the Assets are subject to a Right of First Refusal (the Assets that are subject to such Right of First Refusal are referred to in this Agreement as the "ROFR Assets"). Purchaser agrees that it has had full and fair opportunity to review the Title and Operating Documents providing for the Rights of First Refusal.

(b)
Within two (2) Business Days after receiving such advice, Purchaser shall advise Vendor in writing of its bona fide allocation of the Base Purchase Price (the "ROFR Value") to the ROFR Assets and Purchaser shall indemnify and save Vendor harmless from and against any and all Losses that Vendor suffers, sustains, incurs or pays as a consequence of using the ROFR Value in the ROFR Notices for purposes of handling of applicable Rights of First Refusal, including in respect of any ROFR challenge pursuant to Clause 4.2.

(c)
Vendor shall comply with the applicable provisions of the Title and Operating Documents granting the Rights of First Refusal and shall deliver (by the means set out in the governing agreements) notices substantially in the form attached hereto as Schedule "G" ("ROFR Notices") to the Third Parties (and Purchaser, if applicable) holding such rights ("ROFR Holders") after it receives the ROFR Value from Purchaser, using the ROFR Value from Purchaser.

(d)	Vendor shall notify Purchaser in writing forthwith upon each ROFR Holder exercising, challenging or waiving a ROFR Notice.

(e)
If one or more Rights of First Refusal are exercised prior to Closing, Purchaser shall purchase those Assets not subject to exercised Rights of First Refusal and the definition of 'Assets' shall be deemed to be amended to exclude the ROFR Assets in respect of the exercised Rights of First Refusal, the pertinent Schedules shall be amended to exclude such ROFR Assets (including using an amendment date postdating the date of such exercise), such ROFR Assets shall not be conveyed to Purchaser, the Base Purchase Price shall be reduced by an amount equal to the aggregate of the ROFR Values for such ROFR Assets, the tax allocation set out in Clause 2.7 shall be adjusted (if necessary), and the GST and any other taxes based on the Purchase Price and payable to Vendor shall be reduced accordingly.

(f)
In the event that a Third Party exercises a Right of First Refusal and is then unable or unwilling to enter into a conveyance agreement with Vendor for the relevant Assets, Purchaser agrees to accept a conveyance of such Assets for the same amount allocated to such Assets by Purchaser under the same terms and conditions as this Agreement to whatever extent possible, subject to any rights of any other Third Parties who may have also exercised Rights of First Refusal with respect to the same Assets and accordingly may also have a claim to acquire same, or a portion thereof.

4.2	ROFR Challenges
If, prior to Closing, a ROFR Holder challenges the ROFR Value used in a ROFR Notice and the challenge has not been resolved prior to Closing:
(a)
the sale to Purchaser of the applicable ROFR Assets to which such challenge relates shall nevertheless be completed at the Closing Time and Purchaser shall diligently pursue the resolution of such challenge after Closing; and

(b)
if, as a result of the resolution of such challenge, the Right of First Refusal is subsequently exercised by one or more of the ROFR Holders after Closing, Purchaser shall sell the ROFR Assets to such ROFR Holders in accordance with the terms of the Right of First Refusal and Purchaser shall be entitled to receive and retain the consideration paid for the ROFR Assets by the ROFR Holders that exercised the Right of First Refusal.

4.3	Consents
(a)
Where a Title and Operating Document or any other agreement forming part of the Assets provides that Vendor shall obtain the written consent from a Third Party prior to the disposition of any rights subject thereto, the Vendor shall use all commercially reasonable efforts to obtain such consents prior to Closing. Vendor shall give prompt written notice to Purchaser of all written consents sought for which consents are either granted or refused. If any Third Party notifies Vendor that it refuses to give the consent required pursuant such Title and Operating Document or other agreement, the Parties shall cooperate in attempting to obtain such consent. If the consent is not obtained prior to Closing, Vendor shall, after Closing, hold Purchaser's beneficial interest in that Title and Operating Document or other agreement in trust for Purchaser and both Parties shall continue to seek such written consent from the Third Party.

(b)
To the extent not acquired prior to Closing, the Parties shall, after Closing, cooperate in securing all consents required to permit the conveyance of the Assets to Purchaser as contemplated in this Agreement and each Party shall take such further actions as reasonably required to permit such conveyance, including in the case of Purchaser, providing such deposits, letters of credit or other financial assurances as required by the Third Party in accordance with any rights it may have under applicable agreements to require the same.

4.4	Security Interests
Without derogating from Purchaser's rights under Subclause 10.2(e), Purchaser shall, within a reasonable time following execution of this Agreement and in any event no later than ten (10) days from the date hereof, to be repeated prior to Closing, provide to Vendor the results of Purchaser's public searches for the registration of Security Interests encumbering Vendor's interest in the Assets. With respect to those identified Security Interests, Vendor shall provide to Purchaser, either at or before Closing, a discharge in registrable form, a no interest letter, or an undertaking to discharge the Security Interest or like document.
ARTICLE 5
 REPRESENTATIONS AND WARRANTIES
5.1	Representations and Warranties of Vendor
Vendor hereby represents and warrants to Purchaser at the date hereof other than as set forth in the Schedules and subject to the consents, approvals and waivers contemplated by this Agreement, and hereby acknowledges and agrees that the Purchaser is relying upon the accuracy of each such representation and warranty in connection with the purchase of the Assets and the completion of the Transaction contemplated herein, that:
(a)
Standing: Vendor is a corporation duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation and duly registered, validly subsisting and authorized to carry on business in the jurisdictions in which the Assets are located;

(b)
Authority: Vendor now has and at all times material to the Transaction shall have taken all necessary actions and has all requisite capacity, power and authority to enter into this Agreement and the other agreements and documents required to be delivered by it pursuant hereto, and to perform its obligations under this Agreement and the other agreements and documents required to be delivered by it pursuant hereto;

(c)
Execution and Enforceability of Documents: This Agreement has been, and any other document or agreement delivered in connection herewith to which Vendor is a party, will be duly executed and delivered by it and will constitute legal, valid, binding and enforceable obligations of Vendor, subject only to the qualification that such enforceability may be subject to:

(i)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditor's rights generally; and
(ii)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law);
(d)
No Conflicts: The consummation by Vendor of the Transaction will not, violate, or be in breach of, or conflict with any of the constating documents, including, if applicable, any partnership agreement, charter, by-laws or other governing documents of Vendor, or any provision of any material agreement or instrument to which Vendor is party or by which Vendor or its interests in the Assets are bound, or any Regulation applicable to Vendor or its interests in the Assets;

(e)	Canadian Resident: It is not a 'non-resident' of Canada within the meaning of the Income Tax Act (Canada);
(f)	Assets: Although it does not warrant title to the Assets, Vendor does represent and warrant that, except for the Permitted Encumbrances:
(i)
the Vendor has not done anything whereby any of the Vendor's interest in and to the Assets has been or may be cancelled, nor has it assigned, mortgaged or in any way alienated or encumbered any of its interests in the Assets;

(ii)
the Operated Assets have, during the time the Vendor was the operator thereof, been drilled, developed and operated in accordance with good oilfield practices and in material compliance with all Regulations and the terms and conditions of all agreements relative thereto, and as of the relevant time such drilling, development and operations were conducted, and to Vendor's knowledge with respect to the Non-Operated Assets, the Vendor is not aware of any material fact or circumstance which indicates that the same have not been drilled, developed and operated in material compliance with all Regulations;

(iii)
with respect to the Operated Assets, Vendor holds or has the benefit of all material Permits that are required by the Regulations for the operation thereof, and with respect to the Non-Operated Assets, to Vendor's knowledge, the operators thereof have all material Permits required by the Regulations for the operation thereof as presently operated;

(iv)
with respect to the Operated Assets, and Vendor has not received any notice with respect to the Non-Operated Assets, that any of the producing Wells comprised within the Assets in which the Vendor has an interest are subject to any material production penalties or similar restrictions imposed pursuant to the Regulations by reason that such Well has been drilled to an off-target location, or that Petroleum Substances have been produced and sold from such Well in excess of any applicable rate limitations imposed by the Regulations;

(v)
except as noted in Schedule "A", none of the Assets are subject to reduction or conversion to an interest of any other size or nature by reference to payout of any Well or otherwise pursuant to any right or interest created by, through or under Vendor; and

(vi)	the Assets will be, at the Closing Time, free and clear of all liens, encumbrances and adverse Claims created by through or under Vendor;
(g)
Quiet Enjoyment: Subject to the rents, covenants, conditions and stipulations in the Leases and any agreements pertaining to the Assets and on the lessee's or holder's part thereunder to be paid, performed and observed, the Purchaser may enter into and upon, hold and enjoy the Assets for the residue of their respective terms and all renewals or extensions thereof, where applicable, for Purchasers' own use and benefit without any lawful interruption of or by Vendor or any Third Party whosoever claiming by, through or under the Vendor;

(h)
Finders' Fees: It has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the Transaction for which Purchaser shall have any obligation or liability;

(i)
No Lawsuits or Claims: Vendor has not received notice of the commencement of formal proceedings before a Governmental Authority in respect of any unsatisfied Claims against it, and to its knowledge, there are no Claims contemplated, pending or threatened against it, with respect to the Assets or its interest therein;

(j)
Notices of Default: Vendor has received no notices of default under the Leases or any of them, and to Vendor's knowledge, it has paid within applicable time limits all relevant deposits, rentals and royalties and has been performed and observed all obligations and covenants required to keep the Leases in full force and effect during the terms thereof;

(k)
Facilities, Pipelines and Tangibles:  Unless otherwise stated in this Agreement, Vendor's aggregate share of all costs with respect to the Facilities, Pipelines and Tangibles is directly proportionate to the Vendor's interest therein, and except as disclosed in Schedules or to the extent of which is not material to the aggregate value of the Assets, there are no leased or rented Tangibles;

(l)
Payment of Taxes and Royalty Burdens: To Vendor's knowledge, all rentals and all ad valorem, property, production, severance and similar taxes and assessments and all Royalty Burdens based on or measured by the ownership of the Assets, or the production of Petroleum Substances from the Lands, or the receipt of proceeds therefrom, payable by Vendor prior to the Adjustment Date have been properly paid and discharged or will be paid when due;

(m)
Compliance: To Vendor's knowledge, Vendor has complied with, performed, observed and satisfied all terms, conditions, obligations and liabilities which have heretofore arisen and were the obligations of Vendor under any of the provisions of the Title and Operating Documents or Regulations in effect at the relevant time, in each case, to the extent such terms, conditions, obligations and liabilities relate to or affect the Assets;

(n)
Royalty Disputes:  The Vendor is not in dispute with any Governmental Authority with respect to the calculation of, or payment of any Crown royalties payable by Vendor in connection with its ownership in the Assets;

(o)
Mechanics' Liens:  With respect to the Operated Assets, subject to the Permitted Encumbrances, Vendor has no knowledge of the existence of any outstanding mechanics', builders', materialmen's or similar liens applicable thereto;

(p)
AFEs: Except as provided in Schedule "F", there have been no authority for expenditure issued or approved by Vendor with respect to the Assets under which amounts may become payable after the Adjustment Date for which Vendor's share will be greater than twenty-five thousand dollars ($25,000);

(q)
Processing Agreements / Transportation Agreements / Production Sales Contracts: Except for the contracts identified in Schedules "B" and "E" and contracts which can be terminated on less than thirty one (31) days' notice without early termination penalty or other cost, there are no Processing Agreements, Transportation Agreements or Production Sales Contracts related to the Assets for which Purchaser will be required to assume responsibility for after Closing as a result of the Transaction;

(r)	Environmental: Except as set forth in Schedule "H", Vendor has not received and does not have knowledge of:
(i)
any orders or directives under the Regulations that relate to Abandonment and Reclamation Obligations, Environmental Liabilities or environmental compliance matters under the Regulations, if that order or directive has not been complied with or otherwise satisfied in all material respects by the Closing Time;

(ii)
any demand or notice issued under the Regulations for the breach of any environmental, health or safety laws applicable to the Assets, including, without limitation, any Regulations respecting the release, use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding as of the Closing Time; or

(iii)	any particular existing circumstance that it reasonably believes to be material and a reportable event under the Regulations;
(s)
Area of Mutual Interest:  There are no active areas of mutual interest provisions in any of the Title and Operating Documents or other agreements or documents to which the Assets are subject that would or could become binding on Purchaser by reason of the completion of the Transaction;

(t)
Production Limits: Except for production limits of general application in the oil and gas industry, none of the Wells is subject to production or other penalties imposed by the Title and Operating Documents or by any other agreements and documents to which the Assets are subject, or by any Regulations or directives of any Governmental Authorities;

(u)
Insurance:  Vendor holds sufficient and adequate insurance in respect of the Assets as is customary in accordance with generally accepted oil and gas practices, all such insurance policies are validly existing and in good standing and shall be maintained in full force and effect until Closing and there are no outstanding Claims under such policies;

(v)
Regulatory Transfer Requirements: Vendor meets all qualification requirements of and under the Regulations to transfer the Assets to Purchaser, including the requirement of any applicable Governmental Authority to have the licences for the Wells and Tangibles comprised therein, for which Vendor is the licensee, transferred to Purchaser (whether or not all such licences are to be transferred to Purchaser) and, in particular the Vendor's Licensee Rating as of the date hereof is 3.02;

(w)	Full Disclosure: To the knowledge of Vendor:
(i)
except for the Title and Operating Documents, there are no other contracts or arrangements applicable to the Assets for which Purchaser will become responsible after Closing which would be considered material to the ownership and operation of the Assets taken as a whole;

(ii)
it has made available to Purchaser all of the documentation and other information in its possession or control that form part of the Assets, including all of the Title and Operating Documents and all other agreements, documents and information comprising the Miscellaneous Interests, and

(iii)	it has not provided any false or misleading information to Purchaser in respect of the Assets.
5.2	No Additional Representations or Warranties by Vendor and Waiver
(a)
Purchaser acknowledges that it is purchasing the Assets on an 'as is, where is' basis, without representation and warranty and without reliance on any information provided to or on behalf of Purchaser by Vendor or its Representatives, whether oral or in writing, except as expressly set forth in Clause 5.1. In particular, except as expressly set forth in Clause 5.1, Vendor hereby negates any representations or warranties, whether contained in any information, memorandum or otherwise, with respect to:

(i)
any data or information supplied by Vendor or its Representatives in connection with the Assets, this Agreement or the purchase and sale contemplated herein, whether provided in the Vendor Information or otherwise, including any engineering, geological, or other interpretations or economic evaluations respecting the Assets;

(ii)
any environmental data or reports or other interpretations or evaluation of Environmental Liabilities arising in connection with or related to the Assets and any assessments or evaluations of the accuracy, completeness, volume, nature, or estimated cost of the work required to fully satisfy and discharge the Environmental Liabilities;

(iii)	the quality, quantity or recoverability of Petroleum Substances within or under the Lands or lands pooled or unitized therewith;
(iv)	the value of the Assets or the future cash flow therefrom;
(v)	any express or implied warranty regarding Vendor's title to any of the Assets;
(vi)
any engineering, geological or other interpretations or economic evaluations respecting the Assets, including the accuracy, completeness, or materiality of any information, data, records or other material contained therein; and

(vii)	the legal, tax, or other consequences of the Transaction.
(b)
Purchaser acknowledges and confirms that it has performed, and will continue to perform, its own due diligence in respect of the Assets, and it has not relied on any data, information or advice from Vendor or its Representatives with respect to any or all of the matters specifically enumerated in this Clause 5.2 in connection with the purchase of the Assets pursuant to this Agreement. In addition, Purchaser specifically acknowledges and confirms that, with the exception of the representations and warranties expressly set forth in Clause 5.1, in agreeing to enter into and to consummate the Transaction, it has relied, and will continue to rely, solely upon its own engineering and other evaluations and projections as the same relate to the Assets and on its own inspection of all other physical property and assets which comprise the Assets.

(c)
Except with respect to the representations and warranties in Clause 5.1, Purchaser forever releases and discharges Vendor, its Affiliates and their respective Representatives from any Claims and all Losses to Purchaser or Purchaser's assigns and successors, as a result of the use or reliance upon advice, information, or materials pertaining to the Assets which was delivered or made available to Purchaser by Vendor, its Affiliates or their respective Representatives prior to or pursuant to this Agreement, including any evaluations, projections, reports and interpretive or non-factual materials prepared by or for Vendor, or otherwise in Vendor's possession.

(d)
Purchaser shall not be entitled to claim that any fact, circumstance, or matter constitutes a breach of Vendor's representations or warranties contained herein to the extent that such fact, circumstance, or matter which Purchaser has knowledge prior to the Closing Time. Except as otherwise expressly stated herein, any fact, circumstance, or matter disclosed on any of the Schedules shall be deemed to qualify each and all of Vendor's representations and warranties included herein and Purchaser shall not be entitled to claim that any such fact, circumstance or matter constitutes a breach of any of Vendor's representations or warranties contained herein.

5.3	Representations and Warranties of Purchaser
Purchaser hereby represents and warrants to Vendor at the date hereof that, subject to the consents, approvals and waivers contemplated by this Agreement, that:
(a)
Standing: Each of Barnwell and Octavian is a corporation organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation and registered, validly subsisting and authorized to carry on business in the jurisdictions in which the Assets are located;

(b)
Authority: Purchaser now has and at all times material to the Transaction, shall have taken all necessary actions and has all requisite capacity, power and authority to enter into this Agreement and the other agreements and documents required to be delivered by it pursuant hereto, and to perform its obligations under this Agreement and the other agreements and documents required to be delivered by it pursuant hereto;

(c)
Execution and Enforceability of Documents: This Agreement has been and any other document or agreement delivered in connection herewith to which Purchaser is a party will be duly executed and delivered by it and will constitute legal, valid, binding and enforceable obligations of Purchaser, subject only to the qualification that such enforceability may be subject to:

(i)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditor's rights generally; and
(ii)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law);
(d)
No Conflicts: The consummation by Purchaser of the Transaction will not, violate, be in breach of, or conflict with any of the constating documents, including, if applicable, any partnership agreement, charter, by-laws or other governing documents of Purchaser or any provision of any material agreement or instrument to which Purchaser is party or by which Purchaser or its assets are bound, or any Regulation applicable to Purchaser or its assets;

(e)	Canadian Resident: Octavian is not a 'non-resident' of Canada within the meaning of the Income Tax Act (Canada);
(f)
Finders' Fees: It has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the Transaction for which Vendor shall have any obligation or liability;

(g)
Regulatory Transfer Requirements: Purchaser meets all qualification requirements of all governmental agencies and under the Regulations to purchase, accept and hold the Assets, including the requirements of any applicable Governmental Authority to have the licences for the Wells and Tangibles (for which Vendor is the licensee) transferred to Purchaser, and in particular Barnwell's Licensee Rating (whether or not all such licences are to be transferred to Purchaser) is 1.26 as of the date hereof;

(h)	Investment Canada Act: Octavian is not a 'non-Canadian person' for the purposes of the Investment Canada Act (Canada), but Barnwell is a 'non-Canadian person' for such purposes;
(i)
No Lawsuits or Claims: There are no material unsatisfied claims, proceedings, actions, lawsuits or administrative proceedings in existence or threatened against Purchaser which may adversely affect Purchaser or the condition (financial or otherwise) of Purchaser or the ability of Purchaser to complete the Transaction;

(j)	No Material Change in Existence: There is no present plan or intention for Purchaser to cease to remain in existence;
(k)	Acquiring as Principal: Purchaser is acquiring the Assets as principal and not on behalf of any Third Party; and
(l)
Financial Capacity: Purchaser has sufficient cash, available lines of credit, or other sources of immediately available funds to enable Purchaser to make payment of the Purchase Price at the Scheduled Closing Date and any other amounts to be paid by it hereunder.

5.4	No Additional Representations or Warranties by Purchaser or Vendor
Each of Purchaser's representations and warranties set forth in Clauses 5.3 and Vendor's representations and warranties set forth in Clause 5.1, are made as of the date of this Agreement and are repeated as of the Closing Time, or, in each case, as of such other date or dates as specified therein if applicable.
5.5	Survival of Representations and Warranties
No claim in respect of any breach of a representation and warranty set forth in Clauses 5.1 and 5.3 shall be made or be enforceable by a Party unless Notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within the Survival Period, and any such claim shall be deemed to have been withdrawn unless proceedings in respect thereof have been both issued and served on the Party against whom such claim is made within thirty (30) days of the giving of such Notice. No claim may be made or enforceable by a Party pursuant to, or based in any way upon, such representations and warranties except as expressly permitted pursuant to this Clause 5.5 and Article 11.

ARTICLE 6
 DOCUMENTS, RECORDS AND CONVEYANCES
6.1	Conveyances and Joint Obligations
(a)
Vendor shall prepare the General Conveyance, to be executed and delivered by the Parties at Closing.  The General Conveyance shall be structured to acknowledge that the Transaction is a joint purchase by the Parties comprising Purchaser and shall reflect the interests being acquired by each of the Parties comprising Purchaser in accordance with the Asset Allocation.

(b)
Vendor shall prepare all Specific Conveyances, to be in a form acceptable to Purchaser acting reasonably and the Parties shall use reasonable commercial efforts to ensure such Specific Conveyances are available for execution and delivery at Closing, or as soon thereafter as reasonably possible. To the extent any Specific Conveyances are not prepared or delivered at Closing, Vendor shall be entitled to retain the Title and Operating Documents, including correspondence, records, books, documents, licences, reports and data relating thereto, until such Specific Conveyances are delivered to Purchaser, but Purchaser may access all of the foregoing at Vendor's offices during business hours for review purposes and to make copies as required.

(c)
After execution and delivery of the Specific Conveyances, with the cooperation of Purchaser, Vendor shall circulate or register all Specific Conveyances that by their nature may be circulated or registered. All costs of registration of the Specific Conveyances, including all transfers of caveats, all Well, Facility and Pipeline licence transfers, including the AER Licenses, assignments of dispositions and any associated security deposits that are required shall be at Purchaser's sole account.

(d)
Neither the General Conveyance nor any of the Specific Conveyances shall require Vendor to assume or incur any obligation, or to provide any representation or warranty, beyond those contained in this Agreement, nor shall they entitle Purchaser to impose any obligation upon or to rely on any representation or warranty, express or implied, of Vendor beyond those contained in this Agreement.

6.2	Conveyances of Lease Agreements or Rental Agreements
(a)
Without limiting the generality of Clause 4.3, with respect to any Tangibles in the Assets which are being leased or rented by Vendor from Third Parties (the "Leased Assets"), Vendor shall request consents from such Third Parties to the assignment to Purchaser of the lease agreements or rental agreements pertaining thereto (the "Lease Agreements"). Failure to obtain any such consent prior to the Closing Time shall not constitute grounds for failing to close the Transaction and shall not constitute a breach of any of Vendor's representations and warranties except as otherwise provided herein. If a consent with respect to a Lease Agreement is not obtained prior to Closing, such Lease Agreement shall not be conveyed to Purchaser and Purchaser shall have sixty (60) days following the Closing Time in which to enter into a lease or rental agreement with the applicable Third Party covering the subject Leased Asset. Vendor will make the Leased Assets available to Purchaser for a maximum period of sixty (60) days following the Closing Time provided Purchaser makes all lease payments in respect thereof for such period.

(b)	Purchaser:

(i)	shall be liable to Vendor and its Representatives for all of their Losses that are a direct result of; and
(ii)
as a separate covenant, shall indemnify and save Vendor and its Representatives harmless from and against all Losses they suffer, sustain, pay or incur (including Losses resulting from claims made against them) as a direct result of;

acts or omissions relating to the Leased Assets that Vendor makes available to Purchaser pursuant to this Clause that occur while such Leased Assets are made available to Purchaser after Closing insofar as those Losses are not a direct result of the gross negligence or wilful misconduct of Vendor or its Representatives; provided however, that for the purposes of this Clause, an act or omission will not be regarded as gross negligence or wilful misconduct to the extent that it was done or omitted to be done in accordance with Purchaser's express instructions or approval.
6.3	Delivery of Files and Records
(a)
Subject to completion of Specific Conveyances as provided in Clause 6.1, Vendor shall, at Vendor's cost, to the extent they are in Vendor's possession or control, deliver to Purchaser at Closing or forthwith thereafter the Title and Operating Documents and all other files, records and other documents and materials included in the Miscellaneous Interests, all in an organized form. Vendor may retain photocopies of any Title and Operating Documents and any other files, records and other documents included in the Miscellaneous Interests.

(b)
Notwithstanding anything contained herein, with respect to the Title and Operating Documents, and all other files, records and other documents included in the Miscellaneous Interests, for a period of seven (7) years after the Closing Time, Purchaser shall give Vendor reasonable access to all such materials (including permitting the copying thereof where appropriate) acquired from Vendor and will make its personnel reasonably available for the purpose of providing Vendor, upon Vendor's reasonable request, with assistance in locating information from such records, providing appropriate verifications of documents and information, developing information, reports, submissions and the like relating to Vendor's operation of the Assets prior to the Closing Time, or otherwise providing reasonable assistance which the Parties mutually deem appropriate, provided that any requests by Vendor shall be at the sole cost and expense of Vendor.

(c)	At Closing, Vendor shall either provide the documents included in the Miscellaneous Interests or undertake to deliver them within twenty-one (21) days following the Closing Time.
6.4	Licence Transfers
(a)
If requested by Vendor, at least five (5) Business Days prior to the Closing Time, Purchaser shall communicate with the relevant Governmental Authority to determine all conditions and deposits which the relevant Governmental Authority will require in order for the relevant Governmental Authority to approve the transfer by Vendor to Barnwell of the AER Licences and shall advise Vendor in writing of such conditions and required deposits. In such case, at the Closing Time, Purchaser shall satisfy the deposit requirements of the relevant Governmental Authority in order to approve any of those licence transfers to Purchaser. Purchaser further covenants to comply with all conditions imposed by the relevant Governmental Authority in respect of such transfers within its authority to require.

(b)
Within five (5) Business Days following Closing, and subject to the approval of Vendor's working interest partners in the particular Asset (to the extent such working interest partners have the contractual right to grant or deny consent) Vendor shall prepare and electronically submit an application to the relevant Governmental Authority for the transfer of the Wells, Facilities and the Pipelines, if any, held in the name of Vendor, and Barnwell shall electronically ratify and sign such application. If Vendor's working interest partners under agreements relating to an Asset have the legal right to and do deny their consent to such transfer, the Parties shall cooperate in transferring the pertinent licences to an approved operator.

(c)
Should the relevant Governmental Authority deny any licence transfer because of misdescription or other minor deficiencies in the application, Vendor shall, within two (2) Business Days, correct the application and amend and re-submit an application for the licence transfers and Barnwell shall electronically ratify and sign such application.

(d)
After Closing, whether or not Purchaser requested prior determination of the relevant Governmental Authority transfer conditions under Subclause 6.4(a), if for any reason the relevant Governmental Authority has the authority to require, and does require, a Party to make a deposit in order to approve the licence transfer, such Party shall, and covenants to immediately make, such deposit.

(e)
If the required Party fails to make a deposit it is required to make under Subclause 6.4(d) within ten (10) days of such Party's receipt of notification from the relevant Governmental Authority that such deposit is required, the other Party shall have the right, but not the obligation, to make such deposit. In such event, the required Party shall reimburse the other Party for the amount of such deposit plus interest thereon at the Prime Rate plus two percent (2%) from the date the other Party paid the deposit until such reimbursement is made. In addition to all other rights to enforce such reimbursement otherwise available to the Party making payment as set out above, it shall have the right to set-off the amount of such reimbursement (including interest) against other monies due to the required Party.

(f)
Each Party hereby appoints the other Party as its agent with regard to the payment referred to in Subclause 6.4(e), it being agreed however that the appointed Party shall not have any obligation to make such security deposits on behalf of the appointing Party.

6.5	Pipeline Licenses
The Parties agree that Vendor has provided Purchaser with access to all of the records required under the AER's CSA Z662 and Pipeline Rules that are within its possession and control for the purposes of effecting the LTA in respect of any pipeline licences forming part of the Assets and that Purchaser has satisfied itself as to the contents of such records such that, provided Closing occurs, Barnwell on behalf of Purchaser will accept the transfer of each of the pipeline licences in accordance with the AER's procedures (including those prescribed by AER Bulletin 2015 34).
6.6	Transfer of Operatorship
Where Vendor is operator of any of the Assets, the Parties shall cooperate to have Barnwell appointed as successor operator pursuant to the Title and Operating Documents; provided, however, that nothing contained in this Agreement shall be interpreted as assigning Vendor's rights as operator of any of the Assets under any Title and Operating Documents or an assurance that Barnwell will be accepted as operator of any of the Assets at, or after, Closing.

6.7	Partner and Third Party Seismic Data
From the date hereof until the date that is ninety (90) days after the Closing Time, Vendor shall consent to the licensing to Purchaser of any of the seismic data within the Seismic Review Area identified by Purchaser which is owned by Vendor jointly with one or more Third Parties, or any trade seismic data, and shall waive its share of any fees to which it may otherwise be entitled to in respect of such licence.  All confirmation of ownership and price negotiation shall be conducted by an appropriate seismic data broker at the direction and sole cost of Purchaser.
ARTICLE 7
 INDEPENDENT CONTRACTOR MATTERS
7.1	Independent Contractors
The Parties acknowledge that it is the intention of Vendor to cancel, effective as of the Closing Time, Vendor's arrangements with certain independent contractors utilized by it in the physical operation of the Assets.  The Parties agree that Vendor shall use commercially reasonable efforts to arrange for Purchaser to meet with such independent contractors identified by Purchaser to discuss such independent contractors entering into new arrangements with Purchaser to continue to provide any required services in relation to the Assets after the Closing Time.
ARTICLE 8
 INTERIM OPERATIONS AND POST-CLOSING TRANSITION
8.1	Maintenance of the Assets
Until the earlier of the Closing Time or the termination of this Agreement, to the extent that the nature of its interest permits and subject to the Title and Operating Documents, Vendor shall maintain the Assets in a proper and prudent manner in accordance with good oil and gas industry practices and in compliance with all applicable Regulations, shall maintain current insurance policies, shall pay or cause to be paid all costs and expenses relating to the Assets which become due from the date hereof to the Closing Time, and shall perform and comply, in all respects, with all covenants and conditions in the Title and Operating Documents.
8.2	Operational Updates
Vendor shall, until the earlier of the Closing Time or the termination of this Agreement, provide weekly updates of operations in respect of the Assets and, subject to any applicable confidentiality obligations in favour of Third Parties, will discuss all operational decisions with Purchaser relating to the Assets.
8.3	Consent Required
Vendor shall not, until the earlier of the Closing Time, or the termination of this Agreement, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed by Purchaser and which, if provided, will be provided in a timely manner:

(a)
propose, initiate or authorize any expenditure with respect to the Assets in which Vendor's share is in excess of twenty five thousand dollars ($25,000.00), except in case of emergency or in respect of amounts which Vendor may be committed to expend or be deemed to authorize for expenditure without Purchaser's consent being first required. Purchaser acknowledges that certain of the Title and Operating Documents may bind Vendor or Purchaser, or both of them, to make or pay for expenditures, notwithstanding that Vendor or Purchaser may not have voted in favour of or may have voted against the particular expenditure or expenditures;

(b)
sell, transfer, surrender, abandon, dispose of, mortgage or otherwise encumber any of the Assets, excepting sales of Petroleum Substances produced from the Lands in the ordinary course of business, and excepting to the extent required to comply with Rights of First Refusal; or

(c)
amend (other than for processing of assignments by Third Parties in the ordinary course of business) or terminate any Title and Operating Documents or enter into any new agreement or commitment relating to the Assets.

If any operation or the exercise of any option respecting the Assets is proposed in circumstances which would require the written consent of Purchaser, subject to confidentiality obligations in favour of Third Parties, Vendor will promptly give notice thereof to Purchaser, Purchaser will advise Vendor by Notice not later than two (2) Business Days (or, in the case of 48 hour operational election periods, 12 hours) prior to the time Vendor is required to respond, and Vendor will make the election authorized by Purchaser. Any election by Purchaser not to participate in an operation or exercise of an option will not result in any reduction in the Base Purchase Price if Vendor's interest in the pertinent Assets is terminated, reduced or altered as a result of that election, nor will it constitute a breach of Vendor's representations and warranties. Vendor may require Purchaser to advance or otherwise secure any costs to be incurred by Vendor in such manner as may be reasonable under the circumstances.
Nothing contained herein will limit, restrict or prohibit Vendor from incurring expenditures approved pursuant to the AFEs listed in Schedule "F".
8.4	Post-Closing Transition
Following Closing and to the extent that Purchaser must be recognized by Third Parties under the Title and Operating Documents, or otherwise recognized as the owner of any of the Assets, the following will apply to those Assets until that recognition has been effected:
(a)
Vendor shall hold title to such Assets as bare trustee for Purchaser, represent Purchaser and receive and hold, as bare trustee and agent of Purchaser, all proceeds, benefits and advantages accruing in respect of such Assets for the benefit, use and ownership of Purchaser;

(b)
Vendor will forthwith provide to Purchaser all Third Party AFEs, notices, mail ballots, specific information, communications, invoices, cash calls, billings, and other documents Vendor receives respecting the Assets, and will respond to such AFEs, notices, mail ballots, information and other documents pursuant to the written instruction of Purchaser, if received on a timely basis, provided that Vendor may refuse to follow instructions that it believes, acting reasonably and in good faith, to be unlawful or in breach of the provisions of a Title and Operating Document, by providing Notice to that effect to Purchaser;

(c)
pursuant to Article 9, Vendor will deliver to Purchaser, on a monthly basis, in a manner consistent with Vendor's internal accounting processes, all revenues, proceeds and other benefits received by Vendor respecting the Assets after the Adjustment Date that accrue with respect to the period after the Adjustment Date, together with all relevant statements of operating expenses, less the share of the applicable lessor royalties, operating costs, treating, gathering, processing and product transportation expenses and those other costs and expenses directly relating to the Assets and the production of Petroleum Substances. Vendor shall be entitled to retain such funds as required to satisfy any amounts owing or payable hereunder or to satisfy any amounts owing to Third Parties by Purchaser under the Title and Operating Documents, and Vendor shall forthwith remit such funds to those Third Parties. Any net amount owing to Vendor under this Subclause 8.4(c) will be paid by Purchaser within thirty (30) days of Vendor's invoice therefor; and

(d)
Vendor, as agent of Purchaser, will deliver to Third Parties all such agreements, notices and other documents as Purchaser may reasonably request, to effect Purchaser's ownership of the Assets, and all money or other items provided in respect thereof.

8.5	Vendor as Agent of Purchaser and Ratification of Actions
Provided Closing occurs, and insofar as Vendor maintains the Assets and takes actions on behalf of Purchaser in compliance with Vendor's obligations under Clauses 8.1, 8.3 and 8.4:
(a)
Vendor will be deemed to have been the agent of Purchaser hereunder and Purchaser hereby ratifies all actions taken, or refrained from being taken, by Vendor under this Article in that capacity, with the intention that all of those actions will be deemed to be those of Purchaser, except to the extent that Vendor's or its Representative's actions under this Article constitute gross negligence or wilful misconduct; and

(b)
Purchaser will be liable to and, in addition, indemnify Vendor and its Representatives against all of their Losses as a result of maintaining the Assets or exercising other rights as Purchaser's agent under this Article, insofar as those Losses are not a direct result of the gross negligence or wilful misconduct of Vendor or its Representatives;

provided however, that for the purposes of this Article 8, an act or omission will not be regarded as gross negligence or wilful misconduct to the extent that it was done or omitted to be done in accordance with Purchaser's instructions or concurrence.
8.6	Transfer of Incidental Obligations
Where Vendor holds an interest for the benefit of a Third Party, and that interest is in the same properties as comprise part of the Assets, the Parties shall cooperate in the transfer at Closing of the obligations regarding that Third Party interest from Vendor to Purchaser, to the extent permitted by the contractual obligations to that Third Party.
8.7	Facility Loss
If prior to Closing, any of the Tangibles comprised in the Assets are damaged, destroyed or otherwise altered by reason of fire, flood, storm or other insured peril ("Facility Loss"), Vendor shall promptly notify Purchaser in writing of the nature and extent of the Facility Loss. Notwithstanding any Facility Loss, the Parties shall proceed with Closing subject to and in accordance with the terms of this Agreement. Upon Closing, Vendor shall assign to Purchaser all of the rights of Vendor to the proceeds of insurance, payable in respect of such Facility Loss. After Closing, Vendor shall, at Purchaser's request, use commercially reasonable efforts to assist Purchaser in the collection of such proceeds of insurance.

ARTICLE 9
 APPORTIONMENTS
9.1	Apportionments
Except as otherwise provided in this Agreement and as specifically set out below in this Article 9:
(a)
Purchaser is entitled to all revenues and benefits from the ownership and operation of the Assets incurred and or accrued from and after the Adjustment Date and Purchaser is responsible, and will pay for, all expenditures and obligations pertaining to the ownership, operation and development of the Assets incurred and or accrued from and after the Adjustment Date, including all rentals, drilling penalties, property taxes, maintenance, development, capital and operating costs, accounts receivable in respect of such Assets and the proceeds from the sale of production, injected Petroleum Substances and revenues from processing and transportation fees charged to Third Parties. All revenues, benefits, expenditures and obligations pertaining to the ownership, operation and development of the Assets, shall be apportioned between the Parties, on an accrual basis, as of the Adjustment Date on the foregoing basis in accordance with generally accepted accounting principles provided that:

(i)
proceeds (net of royalties and operating expenses) received on account of Petroleum Substances that were produced and sold between the Adjustment Date and the Closing Time shall be a credit to the account of Purchaser. Petroleum Substances that were beyond the wellhead but not sold as of the Adjustment Date are not included in the Assets and, when sold, the proceeds therefrom will be paid to Vendor;

(ii)
all costs relating to any work performed or goods and services provided in respect of the Assets will be deemed to have accrued as of the date the work was performed or the goods or services were provided, regardless of the time at which those costs became payable;

(iii)	Vendor will be entitled to all overhead recoveries and operator's fees under the Title and Operating Documents associated with the Assets for all periods up the Adjustment Date; and
(iv)
all rentals and similar payments, property taxes (including, if applicable, freehold mineral taxes) and other periodic costs that relate to the Assets shall be apportioned between the period before the Adjustment Date and the period after the Adjustment Date on a per diem basis.

(b)
Vendor shall receive a credit from Purchaser for an amount equal to all cash call advances, operating funds, and similar advances made by Vendor to operators in respect of the Assets that are unexpended at the Closing Time and Vendor shall ensure that such advances and funds or the benefit thereof are transferred from Vendor to Purchaser either in cash or by being held by the applicable operator for the benefit of Purchaser. In cases where Vendor is the operator of the Assets and holds funds or advances it has received as operator for which expenses have not been incurred or accrued to the applicable joint venture parties, Vendor shall deal with such funds as required by the applicable Title and Operating Document. In respect of any of such funds transferred to Purchaser, Purchaser shall hold such funds as trustee on behalf of the Third Parties that paid such funds subject to the terms of the Title and Operating Document under which such funds were paid.

(c)	Any adjustments resulting from joint venture audits, Thirteenth Month Adjustments, plant equalizations, royalty audits or Crown royalty audits relating to the Assets:
(i)	relating to the period prior to the Closing Time and for which audit queries are outstanding at the Closing Time;
(ii)
that occur after the Closing Time but not later than two (2) years after the Closing Time or within the applicable period in the governing agreements included in the Miscellaneous Interests, whichever is later; or

(iii)
in the case of royalty audits or Crown royalty audits that occur after the Closing Time but not later than two (2) years after the Closing Time or within the applicable period specified in the governing Leases or Regulations, as applicable, whichever is later;

shall be made as they are established and payment for them shall be made by the Party required to make payment hereunder in accordance with Subclause 9.1(a) within thirty (30) days of being notified in writing of the determination of the amount owing.
9.2	Interim and Final Accounting
(a)
An interim accounting of all apportionments required under this Article shall be carried out by the Parties for Closing based upon the actual cash receipt of revenues attributable to the Assets and Vendor's good faith estimates of all other apportionments (based upon information then available) ("Closing Statement"). The net apportionment pursuant to this Article based upon such accounting as set out in the Closing Statement shall be paid at Closing as an adjustment to the Purchase Price. The Closing Statement shall be delivered by Vendor to Purchaser by Notice no later than two (2) Business Days prior to Closing. Vendor shall assist Purchaser in verifying the amounts set forth in the Closing Statement.

(b)
Vendor shall prepare a final accounting of all apportionments pursuant to this Article shall be carried out within one hundred eighty (180) days following the Closing Time (the "Final Statement of Adjustments").

(c)
Purchaser may, for a period of sixty (60) days following delivery of the Final Statement of Adjustments, at its own cost, audit the books, records and accounts of Vendor respecting the Assets for the purpose of ascertaining or verifying the Final Statement of Adjustments.  Purchaser shall conduct such audit upon reasonable notice to Vendor at Vendor's offices during normal business hours, at the sole expense of Purchaser.  Vendor shall provide such reasonable access to Purchaser of the books, records and accounts of Vendor as Purchaser may require to complete its audit within such sixty (60) day period.

(d)
Purchaser shall identify any discrepancies disclosed by such audit by Notice to Vendor within thirty (30) days following the completion of such audit, and Vendor shall respond by Notice to any claims or discrepancies within thirty (30) days of the receipt of such Notice of claim or discrepancies.

(e)
To the extent that the Parties are unable to resolve any outstanding claims or discrepancies disclosed by such audit within thirty (30) days of the response of Vendor, such audit exceptions shall be resolved by a nationally or internationally recognized firm of chartered accountants as may be selected by the Parties.  The Parties shall request that such firm render its decision without qualifications, other than the usual qualifications relating to engagements of this nature, within thirty (30) days after the dispute is referred to it. The decision of the accounting firm shall be final and binding upon the Parties and shall not be subject to appeal by any Party. The costs and expenses of the accounting firm shall be shared equally by the Parties.

(f)
Except as set out in Subclause 9.1(c), after the Final Statement of Adjustments have been determined, no further adjustments will be made between the Parties. The Parties shall not be obligated to make any adjustments pursuant to Subclause 9.1(c) unless such adjustment has been specifically requested, by Notice, within two hundred and ten (210) days following the Closing Time. Any disagreements between the Parties in respect of such adjustments shall be dealt with in accordance with Subclause 9.2(e).

9.3	General
(a)
All post-Closing adjustments shall be settled by payment by the Party required to make payment hereunder within thirty (30) days of such apportionment being agreed upon or finally resolved. All overdue payments hereunder shall be payable with interest calculated at the Prime Rate plus two percent (2%).

(b)	GST shall be payable with respect to apportionments where required by the Regulations and paid accordingly by the applicable Party.
(c)	Nothing contained in this Article shall impose any liability on any Party for the income tax liability of the other Party.
(d)	All payments to or from Purchaser pursuant hereto subsequent to Closing shall be made in accordance with the Asset Allocation.
(e)
If the Purchase Price is adjusted pursuant to Clauses 9.1 or 9.2, such adjustment shall be allocated among the Petroleum and Natural Gas Rights and the Tangibles as is appropriate under the circumstances.

ARTICLE 10
 CLOSING
10.1	Vendor's Closing Conditions
The obligation of Vendor to close the Transaction is subject to the following conditions that are inserted herein and made part hereof for the exclusive benefit of Vendor:
(a)	the representations and warranties of Purchaser contained in this Agreement shall be true in all material respects when made and as of the Closing Time;
(b)	all amounts to be paid by Purchaser to Vendor at Closing pursuant to this Agreement shall have been paid to and received by Vendor in the form stipulated in this Agreement;

(c)	all obligations of Purchaser contained in this Agreement to be performed or satisfied prior to or at Closing shall have been timely performed and satisfied in all material respects;
(d)	Purchaser shall have delivered and executed the documents it is required to deliver and execute pursuant to Clause 2.5; and
(e)
all deposits to be paid by Purchaser to any Governmental Authority pursuant to Subclause 6.4(a) at or prior to Closing shall have been paid in a timely manner, and Vendor shall be satisfied in reliance upon a representation by Purchaser, that the applicable Governmental Authority will approve the transfer to Purchaser of Well, Facility and Pipeline licences and other licences and permits that are currently registered in the name of Vendor.

The conditions contained in this Clause shall be for the sole and exclusive benefit of Vendor and may, without prejudice to any of the rights of Vendor contained in this Agreement (including reliance on or enforcement of the representations, warranties or covenants which are preserved, dealing with, or similar to, the condition or conditions waived), be waived by Vendor in writing, in whole or in part, at any time. If any one of the foregoing conditions is not satisfied or waived by Vendor, at or before the Closing Time, Vendor may, in addition to any other remedies which it may have available to it, terminate the Parties obligations to close the Transaction by Notice to Purchaser, in which event, the Parties shall be released and discharged from all further obligations hereunder, except with respect to those rights and obligations arising pursuant to Clause 2.9 and Clause 13.1, the indemnity provided in Clause 3.2, and liability for a breach of an obligation under Clause 10.3.
10.2	Purchaser's Closing Conditions
The obligation of Purchaser to close the Transaction is subject to the following conditions that are inserted herein and made a part hereof for the exclusive benefit of Purchaser:
(a)	the representations and warranties of Vendor contained in this Agreement shall be true in all material respects when made and as of the Closing Time;
(b)	all obligations of Vendor contained in this Agreement to be performed and satisfied prior to or at Closing shall have been timely performed and satisfied in all material respects;
(c)	Vendor shall have delivered and executed the documents it is required to deliver and execute pursuant to Clause 2.5;
(d)
from the execution date of this Agreement to the Closing Time, the Tangibles shall have suffered in aggregate no material adverse physical damage or change, that is not rectified by Vendor, to the reasonable satisfaction of Purchaser, prior to Closing; provided, however, that variations in the price at which Petroleum Substances may be sold or the rate of production of Petroleum Substances from the Lands are not material adverse damages or changes; and

(e)
Vendor shall have delivered to Purchaser at, or prior to, Closing either registrable discharges, 'no interest' letters or undertakings, in a form satisfactory to Purchaser, acting reasonably, for all Security Interests encumbering Vendor's interest in and to any of the Assets, including Vendor's interest in the Leases, other than in respect of those Security Interests which are Permitted Encumbrances.

The conditions contained in this Clause shall be for the sole and exclusive benefit of Purchaser and may, without prejudice to any of the rights of Purchaser contained in this Agreement (including reliance on or enforcement of the representations, warranties or covenants which are preserved, dealing with, or similar to, the condition or conditions waived), be waived by Purchaser in writing, in whole or in part, at any time. If any one of the foregoing conditions is not satisfied or waived by Purchaser, at or before the Closing Time, Purchaser may, in addition to any other remedies which it may have available to it, terminate the Parties' obligations to close the Transaction by Notice to Vendor, in which event, the Parties shall be released and discharged from all further obligations hereunder, except with respect to those rights and obligations arising pursuant to Clause 2.9 and Clause 13.1, the indemnity provided in Clause 3.2, and liability for a breach of an obligation under Clause 10.3.
10.3	Efforts to Fulfill Conditions to Closing
The Parties shall proceed diligently and in good faith and use commercially reasonable efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions to Closing. A Party who fails to comply with its obligations under this Article 10 with respect to a particular condition may not rely on the failure to satisfy that condition as a basis for termination of this Agreement.
ARTICLE 11
 INDEMNITIES
11.1	General Indemnity
Subject to Clauses 5.2, 5.4, 8.5, 11.2 and 11.3, and provided that Closing has occurred:
(a)	Vendor:
(i)	shall be liable to Purchaser for all of its Losses that are a direct result of; and
(ii)
as a separate covenant shall indemnify and save Purchaser harmless from and against all Losses that may be brought against Purchaser or which Purchaser may otherwise suffer, sustain, pay or incur as a direct result of;

any act, omission, circumstances or other matter that constitutes a breach of a representation or warranty made by Vendor in Clause 5.1, or a breach by Vendor of a covenant or agreement contained in this Agreement.
(b)	Purchaser:
(i)	shall be liable to Vendor for all of its Losses that are a direct result of; and
(ii)
as a separate covenant shall indemnify and save Vendor harmless from and against all Losses that may be brought against Vendor or which Vendor may otherwise suffer, sustain, pay or incur as a direct result of;

any act, omission, circumstance or other matter that:
(iii)	constitutes a breach of a representation or warranty made by Purchaser in Clause 5.3; or

(iv)	constitutes a breach by Purchaser of a covenant or agreement contained in this Agreement; or
(v)	relates to the Assets and arises or accrues from and after the Adjustment Date;
except any Losses insofar as they are caused by the gross negligence or willful misconduct of Vendor or its Representatives or are matters or things for which Purchaser is entitled to indemnification under Subclause 11.1(a).
11.2	Environmental Indemnity
(a)	Purchaser acknowledges that it:
(i)	is familiar with the condition of the Assets, including the past and present use of the Assets;
(ii)	has been provided with the right and the opportunity to conduct due diligence investigations with respect to existing or potential Environmental Liabilities pertaining to the Assets; and
(iii)
is not relying upon any representation or warranty of Vendor as to the condition, environmental or otherwise, of the Assets, except for the environmental representation and warranty specifically made by Vendor pursuant to Subclause 5.1(r).

(b)
Notwithstanding the provisions of Subclause 11.2(a)(i), Purchaser agrees that once Closing has occurred, Vendor shall have no liability whatsoever for any Environmental Liabilities except, subject to the limitations set out in Clause 11.3, to the extent related to a breach of the environmental representation and warranty specifically made by Vendor in Subclause 5.1(r). In this regard, once Closing has occurred, Purchaser:

(i)	shall be solely liable and responsible for all Vendor's Losses; and
(ii)
as a separate covenant shall defend, indemnify and save Vendor and its Representatives harmless from and against all Losses that may be brought against or which they or any one of them may suffer, sustain, pay or incur;

as a direct result of any act, omission, matter or thing related to any Environmental Liabilities, however and whenever arising or accruing, and Purchaser shall assume, perform, pay and discharge all Environmental Liabilities. This liability and indemnity shall apply without limit and without regard to cause or causes, including the negligence, whether sole, concurrent, gross, active, passive, primary or secondary, or the wilful or wanton misconduct of either Vendor or Purchaser or any other Person or otherwise. Purchaser acknowledges and agrees that it shall not be entitled to any rights or remedies as against Vendor or its Representatives under the common law or statute pertaining to any Environmental Liabilities, including the right to name Vendor or its Representatives as a 'third party' to any Claim commenced by any Person against Purchaser.
(c)
In respect of any Environmental Liabilities, nothing herein contained shall prejudice any claims or remedies that Vendor may have against Purchaser in relation to such claim or remedy outside this Agreement, including rights and remedies under the common law or statute. Notwithstanding the foregoing, but subject to the limitations set out in Clause 11.3, the liability of and indemnity provided by Purchaser in this Clause 11.2 shall not apply to the extent related to a breach of the environmental representation and warranty specifically made by Vendor in Subclause 5.1(r) for which Purchaser is entitled to indemnification under Subclause 11.1(a).

11.3	Limitation of Claims
(a)	Notwithstanding anything else contained in this Agreement:
(i)	no claim shall be made, or otherwise enforceable, by Purchaser against Vendor in respect of:
(A)	the representations and warranties of Vendor set forth in Clause 5.1;
(B)	an indemnity in respect of such representations and warranties pursuant to Subclause 11.1(a); or
(C)	Vendor's interim operation of the Assets pursuant to Clause 8.1; and
(ii)	no claim shall be made, or otherwise enforceable, by Vendor against Purchaser in respect of:
(A)	the representations and warranties of Purchaser contained in Clause 5.3 of this Agreement; or
(B)	an indemnity in respect of such representations and warranties pursuant to Paragraph 11.1(b)(iii);
unless Notice of such claim, including reasonably detailed particulars thereof, is given by the claimant to the other Party within the Survival Period.
(b)	In addition to the foregoing, the Parties expressly acknowledge and agree that:
(i)
other than pursuant to Clause 2.9(d), as a result of a breach of Clause 13.1 or pursuant to the indemnity in Clause 11.2, nothing contained in this Agreement shall impose any liability on a Party for another Party's or its Representatives' for any Consequential Losses;

(ii)
except for the representation and warranty in Subclauses 5.1(f)(i), 5.1(f)(v), 5.1(f)(vi) and 5.1(g) none of the representations and warranties made by Vendor in Clause 5.1 is a representation or warranty regarding Vendor's title to any of the Assets;

(iii)	the liabilities and indemnities prescribed by Clause 11.1 do not provide an extension of any representation or warranty of either Vendor or Purchaser contained in Clauses 5.1 or 5.3; and
(iv)
any amounts payable by a Party to the other Party on account of the indemnities provided in Clause 11.1 shall be reduced on a dollar for dollar basis to the extent that claims for such Losses are actually reimbursed or reimbursable to the Party to be indemnified by insurance carried by that Party.

(c)
Subject to Subclause 11.3(d), Vendor shall have no liability for, and Purchaser shall not be entitled to, any claim for liability or indemnity for Losses hereunder in respect of a single event, omission, fact or circumstance unless the aggregate amount of such Losses, in respect of a single event, omission, fact or circumstance as agreed to by the Parties or as ultimately determined by a court of competent jurisdiction, exceeds seventy five thousand dollars ($75,000) (each, a "Qualifying Claim") and unless and until the aggregate amount of all such Qualifying Claims exceeds seven hundred and fifty thousand dollars ($750,000) (the "Qualifying Amount"). Upon the aggregate of such Losses exceeding the Qualifying Amount, Vendor shall only be liable to Purchaser for Purchaser's Losses, or required to indemnify Purchaser for, that amount of such Losses in respect of any Qualifying Claims which are in excess of five hundred thousand dollars ($500,000).

(d)
Notwithstanding anything contained herein, in no event shall the total liabilities and indemnities of Vendor in this Agreement (including any Losses relating to its representations and warranties in Clause 5.1, any Losses relating to a breach of a covenant or obligation herein and any claims for liability and indemnity under Clause 11.1) exceed the Purchase Price.

(e)
The Parties expressly acknowledge and agree that an obligation under this Agreement to provide Notice of a claim within the Survival Period and in a manner specified under this Agreement, and the limit on Vendor's liability set out in Subclauses 11.3(c) and 11.3(d), is intended by the Parties as a limitation of liability that represents a fair and equitable allocation of the risks and liabilities that each Party has agreed to assume in connection with the subject matter hereof and is not an agreement within the provision of subsection 7(2) of the Limitations Act (Alberta).

(f)	The provisions of this Article 11 shall survive Closing for the benefit of each of the Parties.
11.4	Indemnity Procedure
The following procedures shall be applicable to any claim by a Party (the "Indemnified Party") for indemnification pursuant to this Agreement from the other Party (the "Indemnifying Party") in respect of a claim by a Third Party (a "Third Party Claim"):
(a)
Upon the Indemnified Party becoming aware of the Third Party Claim, the Indemnified Party shall promptly provide Notice thereof to the Indemnifying Party. The Notice shall describe the Third Party Claim in reasonable detail and indicate the estimated amount, if practicable, of the Losses that have been or may be suffered, sustained, paid or incurred by the Indemnified Party in respect thereof. If the Indemnified Party does not give prompt Notice to the Indemnifying Party as aforesaid, such failure shall only lessen or limit the Indemnified Party's rights to indemnity hereunder to the extent that the defence of the Third Party Claim was prejudiced by such lack of prompt Notice.

(b)
If the Indemnifying Party acknowledges to the Indemnified Party by Notice that the Indemnifying Party is responsible to indemnify the Indemnified Party in respect of the Third Party Claim pursuant hereto, the Indemnifying Party shall have the right, on written notice to the Indemnified Party given not later than sixty (60) days after receipt of the notice described in Subclause 11.4(a), to do either or both of the following:

(i)
assume carriage of the defence of the Third Party Claim using legal counsel of its choice and at its sole cost unless counsel to the Indemnified Party shall have reasonably determined in good faith that the assumption of that defence by the Indemnifying Party would be inappropriate due to a conflict of interest; and

(ii)
settle the Third Party Claim but only if the Indemnifying Party pays the full monetary amount of the settlement and the settlement does not impose any unreasonable restrictions or obligations on the Indemnified Party.

(c)	If the Indemnifying Party assumes defence of the Third Party Claim:
(i)
the Indemnified Party shall have the option of joining the defence of the Third Party Claim (which shall be at the sole cost and expense of the Indemnified Party) with its own counsel, in which event, counsel for each Party shall, to the extent consistent with that counsel's professional responsibilities, cooperate with the other Party and its counsel but the Indemnifying Party shall have carriage of the defence; and

(ii)	in any event, the Indemnifying Party shall thereafter keep the Indemnified Party reasonably informed with respect to the status of the Third Party Claim.
(d)
If the Indemnifying Party has failed to Notify the Indemnified Party of its desire to assume the defence of the Third Party Claim within the period of time described in Subclause 11.4(b), or has Notified the Indemnified Party that it will not assume the defence of the Third Party Claim, the Indemnified Party may assume the defence of the Third Party Claim, in such manner as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be bound by any determination made in the Third Party Claim or any settlement thereof effected by the Indemnified Party; subject to the right of the Indemnifying Party to dispute the Indemnified Party's claim for indemnification.

(e)
Each Party shall cooperate with the other in the defence of any Third Party Claims, including making available to the other Party, its directors, officers, employees and consultants whose assistance, testimony or presence is of assistance in evaluating and defending the Third Party Claim.

(f)
The Indemnified Party shall not enter into any settlement, consent order or other compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned) unless the Indemnified Party waives its rights to indemnification in respect of the Third Party Claim or the Indemnifying Party has not defended the Third Party Claim with reasonable diligence.

(g)
Upon payment of the Third Party Claim, the Indemnifying Party shall be subrogated to all claims the Indemnified Party may have relating thereto. The Indemnified Party shall give such further assurances and cooperate with the Indemnifying Party to permit the Indemnifying Party to pursue such subrogated claims as reasonably requested by it.

(h)
If the Indemnifying Party has paid an amount pursuant to the indemnification obligations herein and the Indemnified Party subsequently receives reimbursement of any amount of the Third Party Claim from any Third Party, the Indemnified Party shall promptly pay the amount of the reimbursement (including interest actually received) to the Indemnifying Party, net of taxes required to be paid by the Indemnified Party as a result of any such receipt.

11.5	Assumption
If Closing occurs, and except as otherwise provided herein, Purchaser hereby assumes, and agrees that it will pay and be responsible for all obligations relating to Assets or any of them (including those under the Title and Operating Documents) that are incurred or accrue subsequent to the Adjustment Date.
ARTICLE 12
 DISPUTE RESOLUTION
12.1	Arbitration
In respect of any matters that must be or may be referred to arbitration under this Agreement, the Parties shall select an arbitrator within ten (10) Business Days of the date the matter is referred to arbitration. If the arbitration is with respect to:
(a)
an audit dispute, calculation of a purchase price adjustment, financial or tax matter arising under this Agreement, the arbitrator shall be a member of an independent accounting firm that is not the auditor of either Party, unless otherwise agreed; or

(b)
any other matter, the arbitrator shall be a recognized oil and gas lawyer in private practice in Calgary, Alberta who does not and whose firm does not represent either Party in respect of matters of the type at issue in such arbitration or in respect of the Transaction.

Notwithstanding the foregoing provisions of this Clause, if the arbitration involves matters falling into more than one of the categories set out in Subclauses (a) through (b) above, the Parties shall select a panel of three (3) arbitrators each of whom shall have expertise in one or more of the matters at issue. If the Parties cannot reasonably agree on the appointment of an arbitrator or arbitrators, the Parties shall each appoint an umpire who shall appoint an arbitrator or arbitrators, as applicable. If the umpires are unable to agree on an arbitrator or arbitrators, as applicable, within five (5) Business Days after their appointment or if one of the Parties fails to cooperate in good faith to expeditiously appoint an arbitrator, arbitrators or an umpire, as the case may be, pursuant to the provisions of this Clause 12.1, either Party may apply to a judge of the Court of Queen's Bench of Alberta for the appointment of an arbitrator or arbitrators, as applicable.
12.2	Proceedings
The following proceedings shall apply in respect of any arbitration hereunder:
(a)
the Parties shall, within five (5) Business Days of the date of selection of the arbitrator or arbitrators, each deliver to the arbitrator or arbitrators a written statement respecting the matter in dispute, including such Party's proposed resolution. The arbitrator or arbitrators shall be required to accept one of such resolutions. If only one of the Parties submits a written resolution, the arbitrator or arbitrators shall be required to accept the resolution proposed by such Party;

(b)
the arbitrator or arbitrators shall be instructed to render a decision not later than ten (10) Business Days after his, her or their appointment and shall communicate such decision to the Parties in writing;

(c)
the fees and expenses of the arbitrator or arbitrators shall be paid by the unsuccessful Party; provided that if the arbitration involves more than one matter and neither Party is successful on all matters subject to arbitration, the fees and expenses of the arbitrator or arbitrators shall be borne as determined by the arbitrator or arbitrators;

(d)	the decision of the arbitrator shall be final and binding on the Parties and not subject to review; and
(e)	except to the extent modified in this Article, the arbitrator shall conduct any arbitration hereunder pursuant to the provisions of the Arbitration Act (Alberta).
ARTICLE 13
 GENERAL
13.1	Confidentiality
Prior to Closing, the Confidentiality Agreement shall continue to be applicable and, for the avoidance of doubt, shall apply to all information obtained by Purchaser relating to the Assets pursuant to this Agreement. If Closing occurs, for a period of two (2) years after the Closing Time, each Party shall keep confidential all information obtained from the other Party in connection with that other Party and, subject to Clause 13.5, shall not release any information concerning this Agreement and the Transaction, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent:
(a)	Purchaser, after Closing, from using or disclosing information pertaining to the Assets; or
(b)	a Party at any time from furnishing information:
(i)
to any Governmental Authority or to the public if required by applicable Regulations or the rules of any recognized stock exchange or securities commission, provided that the Parties shall, if permitted by the Regulations, cooperate with and advise each other in advance of any public statement which they propose to make;

(ii)	in connection with obtaining consents or complying with Rights of First Refusal or consents contained in any Title and Operating Documents; or
(iii)
to its financial, legal, taxation or other similar advisors in connection with completion this Transaction or the financing thereof or to procure the consent of Purchaser's or Vendor's lenders, provided that any such Persons are required to comply with the confidentiality provisions hereof.

The obligations of Purchaser under this Clause 13.1 are in addition to, and not in substitution for or a reduction of, the obligations of Purchaser under the Confidentiality Agreement in respect of the Assets. The provisions of the Confidentiality Agreement do not merge with this Agreement.
13.2	Removal of Name
Purchaser acknowledges that following the Closing, neither it nor any of its Affiliates will be entitled to use the names "Eagle Energy Inc.", or any variations and derivations thereof that includes the word "Eagle" or any variation or derivative thereof, including any logo, trademark or design containing such name (the "Prohibited Names and Marks"). Accordingly, promptly following the Closing, Purchaser shall cause the destruction, disposal or replacement of stationery, business cards and similar assets, so to avoid the use of the Prohibited Names and Marks. In addition, as soon as reasonably practicable, but in any event within the earlier of ninety (90) days following the Closing or the date required by the Regulations, Purchaser shall: (i) cause to be removed the Prohibited Names and Marks from all of the Assets and will not thereafter make any use whatsoever of such names, marks and logos; and (ii) make all requisite filings with, and provide requisite notices to, the appropriate Governmental Authorities to place title or other evidence of operation or ownership in a name other than the Prohibited Names and Marks. From and after the Closing, Purchaser:

(a)	shall be liable to Vendor and its Representatives for all of their Losses that are a direct result of; and
(b)
as a separate covenant, shall indemnify and save Vendor and its Representatives harmless from and against all Losses they suffer, sustain, pay or incur (including Losses resulting from claims made against them) as a direct result of;

the failure by Purchaser to cause the removal of Prohibited Names and Marks as provided above or as a result of any other violation of this Clause.
13.3	Privacy Restrictions
For the purposes of this Clause, "Personal Information" shall mean information about an identifiable individual that is personal in nature and is not otherwise publicly available from sources that have no obligation of confidentiality or non-disclosure. Each Party shall, and shall ensure that its Representatives comply with all Regulations which govern the collection, use and disclosure of Personal Information which is collected or used by, or disclosed to, it in connection with this Agreement or the Transaction, and shall comply with applicable privacy laws and the Regulations in respect thereof. Each Party shall limit, and shall cause its Representatives to limit, the use, collection and disclosure of Personal Information, if any, to those purposes that relate to this Agreement and shall otherwise limit disclosure of Personal Information to disclosure required by the Regulations. Each Party shall use appropriate security measures to protect the Personal Information against accidental or inappropriate disclosure.
13.4	Further Assurances
Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement including without limitation providing the Purchaser with access to and copies if necessary of any information required to enable Purchaser to prepare audited financial statements in respect of the Assets for the financial years ended December 31, 2017 and 2016 and interim financial statements for any period up to and including the Scheduled Closing Date; provided, however, that Purchaser acknowledges and agrees that Vendor shall have no obligation to sign any certificate or make any other affirmation in connection with any prospectus or other disclosure or securities' filing, which Purchaser may be obligated, or otherwise wish, to issue or file.
13.5	Public Announcements
No public announcement or public filing of all or any part of this Agreement or press release by a Party concerning the Transaction, nor any disclosure of the name of the other Party, may be made by a Party without the prior written approval of the other Party, which approval shall be in such Party's sole discretion; provided that nothing contained herein shall prevent a Party at any time furnishing any information to any Governmental Authority or to the public as required, pursuant to the opinion of legal counsel to such Party, by the Regulations or the rules of any applicable stock exchange. A Party which proposes to make such a public disclosure shall provide the other Party with a draft of such statement or proposed filing of all or any part of this Agreement (including all proposed redactions thereto) in sufficient time prior to its release to enable the other Party to review such draft and either approve it or advise that Party of any comments it may have with respect thereto.

13.6	Signs and Notifications
At any time after Closing, Vendor may remove any signs which indicate Vendor's ownership or operation of the Assets. It shall be the responsibility of Purchaser, where necessary, to erect or install any signs that may be required by or pursuant to the Regulations indicating Purchaser to be the operator of the Assets and to notify other working interest owners, gas purchasers, lessors, suppliers, contractors, governmental agencies and any other Third Party of Purchaser's interest in the Assets, and Purchaser shall, as soon as is reasonably possible after Closing, erect or install such signs and notify such Persons.
13.7	Governing Law
This Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and laws of Canada applicable therein and shall, in all respects, be treated as a contract made in the Province of Alberta. Subject to Article 12, each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom in respect of all matters or disputes arising out of or in connection with this Agreement.
13.8	Time
Time shall be of the essence in this Agreement.
13.9	Notices
The addresses for service, email and the fax numbers of the Parties shall be as follows:
Vendor:
Eagle Energy Inc.
500 – 4th Avenue SW, Suite 2710
Calgary, Alberta, Canada T2P 2V6

Attention: Jo-Anne Bund, General Counsel and Corporate Secretary

Email: LegalNotices@eagleenergy.com

with a copy to: jbund@eagleenergy.com

Fax: 403.508.9840 (Fax)

Barnwell:
Barnwell of Canada, Limited
2410, 500 – 4 Avenue SW
Calgary, Alberta, Canada T2P 2V6

Attention:	Lloyd Arnason, President and Chief Operating Officer
Fax:	403.266.4124
Email:	larnason@bocl.ca

Octavian:
Octavian Oil Ltd.
2410, 500 – 4 Avenue SW
Calgary, Alberta, Canada T2P 2V6

Attention:	Craig Hopkins, President
Fax:	403.266.4124
Email:	CHopkins@octavianoil.ca
All notices, communications and statements required, permitted or contemplated in this Agreement (each a "Notice") shall be in writing, and shall be delivered and received:
(a)	if personally served on the other Party by hand delivery or courier delivery, such notices so served shall be deemed to be received by the other Party:
(i)	on the date of delivery if delivered during a Business Day; or
(ii)	if delivered outside of a Business Day, at the commencement of the next ensuing Business Day following delivery thereof; or
(b)	if by electronic mail to a Party at the address of such Party set out above, in which case the item so delivered will be deemed to have been received by the other Party:
(i)	when the electronic mail enters the receiving Party's information system and becomes capable of being retrieved and processed by it if those events occur during a Business Day, or
(ii)	at the beginning of the next Business Day if those events outside of a Business Day; or
(c)
if served by facsimile transmission directed to the other Party on whom they are to be served at that Party's fax number set forth above, such notices so served shall be deemed to have been received by the other Party:

(i)	on the date of facsimile transmission if the facsimile transmission is sent, with receipt confirmation, during a Business Day; or
(ii)	if the facsimile transmission is sent outside of a Business Day, at the commencement of the next ensuing Business Day following transmission thereof.
A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party. That changed address for service thereafter will be effective for all purposes of this Agreement.

13.10	Entire Agreement
The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party. Except for the Confidentiality Agreement dated May 7, 2018 between the Parties, this Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.
13.11	Assignment
This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld; provided, however, that Purchaser may assign the representations and warranties contained in Clause 5.1 to a ROFR Holder to whom Purchaser sells ROFR Assets pursuant to Subclause 4.2(b), but only insofar as such representations and warranties relate to such ROFR Assets or the sale thereof pursuant to this Agreement and subject to all limitations contained in this Agreement that are applicable thereto.
13.12	Enurement
This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, receiver-managers, successors and permitted assigns.
13.13	Waivers
No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or future exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provisions of this Agreement, including this Clause, shall be effective other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver. Where a provision of this Agreement provides that an action must be taken, or a right or remedy must be exercised within or by a specified time, nothing in this Clause shall be construed or operate so as to extend, waive or render inoperative such time constraint.
13.14	No Merger
Subject to the limitations expressly set forth in this Agreement, the covenants, representations, warranties and indemnities contained in this Agreement, including the provisions of Article 11, shall survive Closing and shall not merge in any assignments, conveyances, transfers or other documents executed and delivered at or after Closing pursuant to this Agreement, notwithstanding any rule of law, equity or statute to the contrary, and such rules are hereby waived.

13.15	Payments to Purchaser
Any payments by Vendor to Purchaser hereunder, if any, will be made in accordance with the Asset Allocation and net of any withholding taxes, if applicable under and required to be withheld by the Regulations.
13.16	Purchaser Joint and Several Liabilities
For greater certainty and notwithstanding anything contained herein, the Parties acknowledge and agree that all of the respective rights, obligations, covenants, representations, warranties, liabilities or indemnities of Purchaser set forth in this Agreement are and shall be construed to be held or made as joint and several rights, obligations, covenants, liabilities or indemnities of each of Barnwell and Octavian.
13.17	Counterpart Execution
This Agreement may be executed in as many counterparts as are necessary, no one copy of which need be executed by the Parties. A valid and binding contract shall arise if and when all execution pages have been both executed and delivered by the Parties in the manner provided herein.
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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

EAGLE ENERGY INC.		BARNWELL OF CANADA, LIMITED

Per:	/s/ Kelly Tomyn	Per:	/s/ Lloyd Arnason
	Name: Kelly Tomyn Title: Chief Financial Officer		Name: Lloyd Arnason Title: President and Chief Operating Officer of Barnwell

Per:	/s/ Jo-Anne Bund
Name: Jo-Anne Bund Title: General Counsel and Corporate Secretary

OCTAVIAN OIL LTD.

		Per:	/s/ Craig Hopkins
Name: Craig Hopkins Title: President of Octavian